UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OCLARO, INC.

2560 Junction Avenue

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 30, 2012

To the Stockholders of Oclaro, Inc.:

The annual meeting of stockholders of Oclaro, Inc., a Delaware corporation (Oclaro, we, us or our), will be held on Tuesday, October 30, 2012, at 5:00 p.m., local time, at our corporate headquarters, 2560 Junction Avenue, San Jose, California, for the purpose of considering and voting upon the following matters:

1.	To elect Kendall Cowan, Greg Dougherty and Marissa Peterson as Class II directors to serve three-year terms and until their successors are duly elected and qualified or until their earlier resignation or removal.

2.	To conduct an advisory vote on the compensation of our named executive officers.

3.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

The stockholders will also act on such other business as may properly come before the annual meeting, including any postponements or adjournments thereof. Our board of directors has no knowledge of any other business to be transacted at the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. Our board of directors recommends a vote “FOR” each of the nominees for director named in the proxy statement and a vote “FOR” each of the other proposals.

We are enclosing a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 with the proxy statement that accompanies this notice of meeting. The Annual Report on Form 10-K for the fiscal year ended June 30, 2012 contains consolidated financial statements and other information of interest to you. Holders of record of our common stock at the close of business on September 4, 2012 are entitled to receive this notice and to vote at the annual meeting or any adjournment thereof.

YOUR VOTE IS VERY IMPORTANT. We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to vote your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card, or complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

By order of the Board of Directors,

Alain Couder
Chairman of the Board and Chief Executive Officer

September 17, 2012

OCLARO, INC.

Proxy Statement for the Annual Meeting of Stockholders

OCLARO, INC.

Proxy Statement for the Annual Meeting of Stockholders

To Be Held on October 30, 2012

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors (the Board) for the 2012 annual meeting of stockholders (the Annual Meeting) to be held on Tuesday, October 30, 2012 at 5:00 p.m., local time, at our corporate headquarters, 2560 Junction Avenue, San Jose, California, including any postponements or adjournments thereof. The notice of the Annual Meeting, this proxy statement, our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the 2012 Annual Report), which includes our audited financial statements for the fiscal year ended June 30, 2012 (fiscal year 2012), and the enclosed proxy card are first being mailed to stockholders on or about September 19, 2012.

We have elected to provide access to our proxy materials over the Internet. Accordingly, on or about September 19, 2012, we are sending a Notice Regarding the Availability of Proxy Materials (Notice) to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who we believe would prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the

2012 Annual Meeting of Stockholders to be Held on October 30, 2012

This proxy statement and our 2012 Annual Report are available for viewing, printing and downloading at www.proxyvote.com.

You can also find this proxy statement and our 2012 Annual Report on the Internet at our website at www.oclaro.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a copy of our 2012 Annual Report, as filed with the Securities and Exchange Commission (which we sometimes refer to herein as the Commission) without charge as provided in the Notice or upon written request to Oclaro, Inc., 2560 Junction Avenue, San Jose, California, 95134, Attn: Stock Administrator. We will provide the 2012 Annual Report without exhibits unless you specify in writing that you are requesting copies of the exhibits.

Certain documents referenced in this proxy statement are available on our website at www.oclaro.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

Voting Your Shares and Revocation of Proxies

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy.

The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in “street name”, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker, bank or nominee by following the instructions on the Notice provided by your broker, bank or nominee.

The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on October 30, 2012. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Your vote is very important. You should submit your proxy even if you plan to attend the Annual Meeting.

All shares held by stockholders who are entitled to vote and who are represented at the Annual Meeting by properly submitted proxies received before the polls are closed at the Annual Meeting will be voted in accordance with the instructions indicated on the proxy card, unless such proxy is properly revoked prior to the vote being taken on the matter submitted to the stockholders at the Annual Meeting.

A proxy may be revoked and your vote changed in advance of the Annual Meeting. If you are a stockholder of record, you can change your vote and revoke your proxy at any time before the vote is taken at the Annual Meeting by doing any one of the following:

•	filing with our corporate secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	duly executing a later dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote;

•	accessing the Internet and following the instructions for voting by Internet that appear on the enclosed proxy card;

•	following the instructions that appear on the enclosed proxy card for voting by telephone; or

•	attending the Annual Meeting and voting in person. Attendance at the Annual Meeting, if a stockholder does not vote, will not be sufficient to revoke a proxy.

Any written notice of revocation or subsequent proxy should be sent to us at the following address: Oclaro, Inc., 2560 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary. If your shares are held in street name, you must follow the instructions of your broker, bank or nominee to revoke a previously given proxy.

If a proxy card does not specify how the proxy is to be voted with respect to:

•	the election of the three nominated Class II directors for a three year term, the shares will be voted “FOR” the election of the three nominated Class II directors;

•	the advisory vote on the compensation of our named executive officers, the shares will be voted “FOR” the approval of the compensation of our named executive officers; and

•

the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, the shares will be voted “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

By submitting a proxy (whether by telephone, over the Internet or by signing a proxy card), you are conferring discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting. The Board does not know of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, including consideration of a motion to adjourn the Annual Meeting to another time or place (including for the purpose of soliciting additional proxies), the persons named in the proxy will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.

If you receive more than one proxy card, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the Internet, submit one proxy for each proxy card you receive.

Attendance at the Annual Meeting

Only holders of the shares of our outstanding common stock as of the record date for the Annual Meeting, their proxy holders, and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of our common stock as of the record date as acceptable proof of ownership. You must also contact your broker and follow their instructions in order to vote your shares at the Annual Meeting. You may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Stockholders Entitled to Vote

The Board has fixed September 4, 2012 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. On September 4, 2012, there were 90,288,637 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the Annual Meeting.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at our corporate headquarters during regular business hours for a period of no less than ten days prior to the Annual Meeting.

Votes Required

The holders of at least a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock present in person or represented by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a broker indicates on its proxy that it does not have discretionary voting authority to vote shares for which it is the holder of record at the Annual Meeting, the shares cannot be voted by the broker, although they will be counted in determining whether a quorum is present.

Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which are “non-routine,” without specific instructions from the beneficial owner. Only the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year is considered to be a “routine” matter. Accordingly, we do not expect “broker non-votes” on that proposal. Each of the other proposals to be voted on at the Annual Meeting are not considered routine matters, and without your instruction, your broker cannot vote your shares. Accordingly, we expect “broker non-votes” on these proposals.

If the shares you own are held in “street name,” the bank, brokerage firm or nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions that your bank, brokerage firm or nominee provides you. If you desire to vote your shares held in “street name” at the Annual Meeting by proxy, you will need to obtain a proxy card from the holder of record.

On all matters, each share has one vote. Directors are elected by a plurality vote. Therefore, the nominees for the three director seats who receive the most affirmative votes of shares outstanding as of the record date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors. With respect to the proposal regarding the election of our directors, neither “broker non-votes” nor abstentions have the effect of votes “AGAINST” such proposal. The proposals to approve the compensation of our named executive officers and to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year require the affirmative vote of the holders of a majority of the shares as of the record date that are present in person or represented by proxy at the Annual Meeting and voting on these matters. “Broker non-votes” and abstentions are not included in the tabulation of the voting results and, accordingly, they do not have the effect of votes “AGAINST” such proposals.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned as of August 14, 2012 by each entity or person who is known to us to own five percent or more of our common stock, each director, each executive officer listed in the Fiscal Year 2012 Summary Compensation Table below, and all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Commission. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of our common stock issuable pursuant to options to purchase or other rights to acquire shares of common stock that are exercisable within 60 days of August 14, 2012 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 89,932,106 shares of our common stock outstanding as of August 14, 2012. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

The address of each of our executive officers and directors is c/o Oclaro, Inc., 2560 Junction Avenue, San Jose, California 95134.

	Number	Percentage
Beneficial Owner	of Shares	of Total
5% Stockholders
Hitachi, Ltd.(1) 6-6 Marunouchi 1-chome, Chiyoda-ku Tokyo 100-8280, Japan	12,113,150	13.5%
Executive Officers and Directors
Alain Couder (2)	595,891	*
Jerry Turin (3)	198,855	*
Terry Unter (4)	79,914	*
Kate Rundle (5)	116,468	*
Jim Haynes (6)	238,011	*
Harry Bosco (7)	619,856	*
Edward Collins (8)	34,711	*
Kendall Cowan (9)	38,066	*
Greg Dougherty (10)	38,599	*
Lori Holland (11)	46,268	*
David Lee (12)	2,758,633	3.1%
Marissa Peterson (13)	14,047	*
Joel A. Smith, III (14)	46,354	*
William L. Smith (15)	43,487	*
All executive officers and directors as a group (17 persons) (16)	5,058,133	5.6%

*	less than 1%
(1)	This information is based on a Schedule 13G filed with the Commission on July 27, 2012 by Hitachi, Ltd., and may not be current as of August14, 2012.
(2)	Represents 156,264 shares beneficially owned by Mr. Couder and 439,627 shares issuable pursuant to options exercisable within 60 days of August14, 2012.
(3)	Represents 47,374 shares beneficially owned by Mr. Turin and 151,481 shares issuable pursuant to options exercisable within 60 days of August 14, 2012.
(4)	Represents 49,623 shares beneficially owned by Dr. Unter, 3,230 shares beneficially owned by a trust for which Dr. Unter is trustee, and 27,061 shares issuable pursuant to options exercisable within 60 days of August 14, 2012.
(5)	Represents 56,366 shares beneficially owned by Ms. Rundle and 60,102 shares issuable pursuant to options exercisable within 60 days of August 14, 2012.
(6)	Represents 63,061 shares beneficially owned by Mr. Haynes and 174,950 shares issuable pursuant to options exercisable within 60 days of August 14, 2012.
(7)	Represents 84,356 shares beneficially owned by Mr. Bosco and 535,500 shares issuable pursuant to options exercisable within 60 days of August 14, 2012.
(8)	Represents 13,813 shares beneficially owned by Mr. Collins and 20,898 shares issuable pursuant to options exercisable within 60 days of August 14, 2012.
(9)	Represents 38,066 shares beneficially owned by Mr. Cowan .
(10)	Represents 14,686 shares beneficially owned by Mr. Dougherty and 23,913 shares issuable pursuant to options exercisable within 60 days of August 14, 2012.
(11)	Represents 18,813 shares beneficially owned by Ms. Holland and 27,455 shares issuable pursuant to options exercisable within 60 days of August 14, 2012.

(12)	Dr. David Lee is a managing member of Clarity GenPar, LLC, the general partner of Clarity Partners, L.P. (Clarity Partners), which is the managing member of Clarity Opnext Holdings II, LLC (Clarity II). As such, he may be deemed to be the beneficial owner of the shares held by Clarity Partners and Clarity II, the beneficial ownership of which he disclaims except to the extent of his pecuniary interest therein. The total shares reported in this table represent 36,725 shares beneficially owned by Dr. Lee, 1,776,227 shares owned by Clarity Partners in its own name and 945,680 shares held in Clarity II’s name. The address of Clarity Partners and Clarity II is 100 North Crescent Drive, Beverly Hills, California 90210.
(13)	Represents 11,882 shares beneficially owned by Ms. Peterson and 2,165 shares issuable pursuant to options exercisable within 60 days of August 14, 2012.
(14)	Represents 21,993 shares beneficially owned by Mr. Smith individually, 86 shares beneficially owned by his spouse and 24,275 shares issuable pursuant to options exercisable within 60 days of August 14, 2012.
(15)	Represents 43,487 shares beneficially owned by Mr. Smith.
(16)	Includes 87,481 shares beneficially owned by executive officers that are not named executive officers and 101,492 shares issuable pursuant to options held by such executive officers exercisable within 60 days of August 14, 2012.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those set forth in the statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve significant risks and uncertainties, including those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended June  30, 2012 filed with the SEC, and actual results may vary materially.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

We have three classes of directors, currently consisting of three Class I directors, three Class II directors and four Class III directors. The Class I, Class II and Class III directors serve until the annual meeting of stockholders to be held in 2014, 2012, and 2013 respectively, or until their respective successors are elected and qualified. In connection with the closing of our acquisition of Opnext, Inc. (Opnext), the size of our board of directors was increased from six to ten and, on July 23, 2012, subsequent to the closing of the acquisition the following persons were appointed to the Board: Harry Bosco, David Lee, Kendall W. Cowan and William L. Smith, each of whom was a director of Opnext immediately prior to the closing. Mr. Smith was appointed to serve as a Class I director; Messrs. Bosco and Lee were appointed to serve as Class III directors; and Mr. Cowan was appointed to serve as a Class II director. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Kendall Cowan, Greg Dougherty and Marissa Peterson are currently serving as Class II directors.

Upon the recommendation of our nominating and corporate governance committee, the Board has nominated Mr. Cowan for election, and Mr. Dougherty and Ms. Peterson for re-election to serve as Class II directors. If Mr. Cowan, Mr. Dougherty and Ms. Peterson are elected this year, they will be elected to serve as members of the Board until the 2015 annual meeting of stockholders, or until their successors are elected and qualified. Mr. Cowan, Mr. Dougherty and Ms. Peterson have each indicated their willingness to serve on the Board, if elected; however, if any of them should be unable to serve, the person empowered to act pursuant to a validly submitted proxy may vote the proxy for a substitute nominee designated by the Board. The Board has no reason to believe that Mr. Cowan, Mr. Dougherty or Ms. Peterson would be unable to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named above.

For each member of the Board and person nominated to become a director there follows information given by each concerning his or her principal occupation and business experience for at least the past five years, the names of other public reporting companies of which he or she serves, or has during the past five years served, as a director and his or her age and length of service as one of our directors. In addition, for each director and person nominated to become a director, there follows information regarding the specific experience, qualifications, attributes or skills that led to the conclusion of the Board that the person should serve as a director. There are no family relationships among any of our directors and executive officers. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. Other than as disclosed in the registration statement on Form S-4 (File No. 333-181254) filed by us with the Commission relating to the appointment of former Opnext directors to the Board in connection with our acquisition of Opnext, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Board Recommendation

The Board believes that the election of Kendall Cowan, Greg Dougherty and Marissa Peterson to serve as Class II directors is in the best interests of Oclaro and our stockholders and, therefore, unanimously recommends that the stockholders vote “FOR” the election of the nominees.

Class I Directors — Terms Expiring 2014

Edward Collins, 69, has served as a director since May 2008. From 1995 to present, Mr. Collins has served as the Managing Director and a Partner at ChinaVest Group, a private equity group investing in China. Mr. Collins is presently chairman and CEO of Phoenix Liquidation which is managing the winding up of ChinaVest V, LP. In addition, from 2007 to 2010, Mr. Collins has served as chairman, and is currently a director only, of California Bank of Commerce. He is also a member of its compensation committee. From 1999 to August 2012, he served as chairman of the audit committee of the Shelton Greater China Fund. From 1988 to 1994, Mr. Collins was a partner at the law firm of McCutchen, Doyle, Brown, & Enersen where he was responsible for the Greater China practice. He has served as counsel to various investment groups, banks, and manufacturing companies in Hong Kong and Taiwan, and is a member of the state bar of California. Mr. Collins also serves as non-executive chairman of Branded Spirits, Ltd., a privately held company that sells wine and branded spirits in China, Hong Kong and Macau. Mr. Collins has been Senior Counsel to White and Case since January of 2012. With his many years of experience in the private equity industry, Mr. Collins brings to our Board in-depth knowledge of finance and strategic investment strategy. Mr. Collins’ experience and training as a practicing attorney also enables him to bring valuable insights to the Board, including his thorough understanding of the legal risk of our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Collins should serve as a director.

Lori Holland, 54, has served as a director since September 2004. Ms. Holland previously served as a director of Oclaro’s predecessor, Bookham Technology plc, from April 1999 until September 2004. Ms. Holland has more than 20 years of experience in senior finance leadership roles with high-technology companies. She served as the CFO of Read-Rite Corporation, a publicly-traded supplier of magnetic recording heads, from 1990 to 1995. She also served as the CFO of technology companies NeoMagic Corporation from 1995 to 1996 and Zaffire, Inc. from 1999 to 2000. Ms. Holland served as a director and audit committee member of Credence Systems Corporation, a publicly-traded test equipment supplier, from September 2004 until August 2008 when Credence merged with LTX Corporation. Ms. Holland also served as a director, audit committee member and nominating and corporate governance committee member of LTX-Credence Corporation from August 2008 to December 2011. From June 2005 to December 2006, Ms. Holland served on the board of directors of WiderThan, a Korean company listed on the NASDAQ National Market. Ms. Holland served as director and audit committee chair for privately held Apache Design solutions from January 2011 to July 2011, when the Company was sold to Ansys. Ms. Holland received a B.S. in Economics from California Polytechnic State University and a M.B.A. from Stanford University. Ms. Holland brings significant financial management and financial disclosure experience, as well as significant knowledge of our history and experiences to the Board. Ms. Holland brings to the Board her extensive knowledge in the areas of accounting, financial reporting and controls, and experience as a leader of several technology companies. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Holland should serve as a director.

William L. Smith, 55, has served as a director since July 2012. Prior to Oclaro, Mr. Smith served as a director of Opnext from April 2009 to July 2012, when we acquired Opnext. Mr. Smith has been at AT&T since February 1979, and since January 2010 has served as President, AT&T Network Operations, where he is responsible for all network-related operations across AT&T’s global service footprint, including network planning and engineering, AT&T’s global network operations center, mobility and wireline central offices, undersea cable infrastructure, construction and engineering with wireless field operations, core installation and maintenance and U-verse field operations and customer care centers. From March 2008 to January 2010, Mr. Smith was President, Local Network Operations at AT&T, where he was responsible for all local network-related operations across AT&T’s domestic footprint. From October 2007 to March 2008, Mr. Smith was AT&T’s Executive Vice President — Shared Services, in charge of mass market and enterprise operations, corporate real estate, procurement, regional wireline planning, and business planning and integration, and from January 2007 to October 2007 he served as AT&T’s Senior Vice President of Network Operations in the Southeast. Before AT&T’s acquisition of BellSouth Corporation in December 2006, Mr. Smith served as Chief Technology Officer for BellSouth from 2001 until December 2006, responsible for setting the overall technology direction for BellSouth’s core infrastructure. In that position, he was responsible for network and operations technology, internet protocol applications, next generation strategy, and BellSouth Entertainment, LLC. Mr. Smith graduated with honors from North Carolina State University at Raleigh in 1979, and is on the board of advisors of its graduate school. He is the former chairman of the board of the Make a Wish Foundation of Georgia and Alabama and has served on several other non-profit boards. With Mr. Smith’s previous service as a director of Opnext, he brings to the Board extensive knowledge of our business, operations, products and industry. In addition, his more than three decades of service in various management and executive positions at a large, international telecommunications company enables Mr. Smith to make a significant contribution in his role as director, especially with respect to the operational and strategic issues we encounter. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Smith should serve as a director.

Class II Directors — Nominees for Election to the Board at the Annual Meeting

Kendall Cowan, 58, has served as a director since July 2012. Prior to Oclaro, Mr. Cowan served as a director of Opnext from March 2007 through July 2012, when we acquired Opnext. Mr. Cowan has served as Chairman and Chief Executive Officer of The Cowan Group, LLC, an investment and consulting firm, since January 2000, and Chairman and Chief Executive Officer of Cowan Holdings, Inc., since October 2006. Mr. Cowan is also a shareholder and board member of several privately owned businesses. In addition, Mr. Cowan currently serves as a board member and audit committee member of Lea County Bancshares, Inc., and served as a board member and chairman of the audit committee of DBSD North America, Inc., a provider of satellite and terrestrial wireless service, from 2006 until March 2012. Mr. Cowan was the Chief Financial Officer of Alamosa Holdings, Inc., a wireless telephone network operator, from December 1999 until February 2006, and he served as a director from April 2003 to February 2006. He became a partner in an international public accounting firm in 1983, and from January 1986 until September 1993 he was a partner at Coopers & Lybrand. Mr. Cowan received his Bachelor’s in Business Administration in accounting in 1976 from Texas Tech University. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Cowan brings significant financial management and financial disclosure experience, as well as significant knowledge of Opnext’s history and experiences to the Board. Mr. Smith also brings to the Board his extensive knowledge in the areas of finance, management, financial reporting, and controls and experience as a leader of a well-respected telecommunications company and as a partner at a large international public accounting firm. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Cowan should serve as a director.

Greg Dougherty, 52, has served as a director of Oclaro since April 2009. Prior to Oclaro, Mr. Dougherty served as a director of Avanex Corporation (Avanex) from April 2005 to April 2009, when Avanex and Bookham, Inc. (Bookham) merged to create Oclaro. Mr. Dougherty has served as a director of Picarro, Inc., a manufacturer of ultra-sensitive gas spectroscopy equipment using laser-based technology, since October 2002. He also has served on the board of directors of the Ronald McDonald House at Stanford since January 2004. From February 2001 until September 2002, Mr. Dougherty was the Chief Operating Officer of JDS Uniphase Corporation (JDS), an optical technology company. Prior to JDS he was the Chief Operating Officer of SDL, Inc. from March 1997 to February 2001 when they were acquired by JDS. From 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing of Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. Mr. Dougherty received a B.Sc. degree in Optics in 1983 from the University of Rochester. Mr. Dougherty brings significant leadership, operations, sales, marketing and general management experience to the Board. Mr. Dougherty provides the Board with valuable insight into management’s perspective with respect to our operations. Mr. Dougherty also brings to the Board significant experience in executive compensation matters, which gives him the ability to assist in compensation decisions. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Dougherty should serve as a director.

Marissa Peterson, 50, has served as a director since July 2011. Ms. Peterson was formerly Executive Vice President, Worldwide Operations, Services and Customer Advocacy of Sun Microsystems Inc., until her retirement in 2006 after 17 years with the company. From August 2008 to present, Ms. Peterson has served as a director of Humana Inc., a healthcare provider, and is currently a member of their nominating and corporate governance and organization and compensation committees. From August 2006 to present, she has served as a director for Ansell Limited, a public company listed on the Australia Stock Exchange, where she is currently a member of the audit and risk committee and chairperson of the business transformation process committee. In addition, Ms. Peterson currently serves as a director of Quantros, Inc. and is a member of their audit committee. She previously served as a director of Supervalu Inc. and the Lucile Packard Children’s Hospital at Stanford, and served on the board of trustees of Kettering University. Ms. Peterson has attained the distinction of being a National Association of Corporate Directors Board Leadership Fellow. Ms. Peterson earned a M.B.A. from Harvard University, and an honorary doctorate of management and a B.S. in mechanical engineering from Kettering University. Ms. Peterson brings to the Board her extensive knowledge in the areas of operations, management, and customer relations, as well as experience as a senior executive of a large, complex and well-respected technology company. Ms. Peterson also brings to the Board significant experience in executive compensation matters, which gives her the ability to assist in compensation decisions. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Peterson should serve as a director.

Class III Directors — Terms Expiring 2013

Harry Bosco, 67, has served as a director since July 2012. Prior to Oclaro, Mr. Bosco served as President, Chief Executive Officer and Chairman of the Board of Opnext prior to our acquisition of Opnext in July 2012. Mr. Bosco was Opnext’s President and Chief Executive Officer from December 2010 through July 2012, and a member of the company’s board of directors from November 2000 through July 2012, including serving as Chairman of the Board of Opnext from April 2009 through July 2012. Mr. Bosco previously served as Opnext’s President and Chief Executive Officer from November 2000 until April 2009. Mr. Bosco has served as a director of Arris, Inc. since 2002 and GSI Group Inc. since 2012. Mr. Bosco served in various management, engineering and executive positions at Lucent Technologies, AT&T and Bell Laboratories from 1965 until October 2000, including Optical Networking Group President. Mr. Bosco holds an Associate of Science and Bachelor of Science in Electrical Engineering from Pennsylvania State University/Monmouth University and a Master’s degree in Electrical Engineering from Polytechnic Institute of New York. With Mr. Bosco’s previous service as both a director and president and chief executive officer of Opnext, he brings to the Board extensive knowledge of our business, operations, products and industry and a unique relationship with both the Board and management. In addition, his more than three decades of service in various management, engineering and executive positions at large, international telecommunications companies enables Mr. Bosco to make a significant contribution in his role as director, especially with respect to the operational and strategic issues we encounter. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Bosco should serve as a director.

Alain Couder, 66, has served as Chairman of the Board and Chief Executive Officer since July 2011. He previously served as a director and our Chief Executive Officer since August 2007. Prior to joining Oclaro, Mr. Couder was the President and Chief Executive Officer of Solid Information Technology Inc., a supplier of database solutions, from March 2005 to August 2007. From May 2004 to February 2005, Mr. Couder was a Venture Advisor to Sofinnova Ventures, Inc., a venture capital company. From April 2003 to March 2004, Mr. Couder was the President and Chief Executive Officer of Confluent Software, Inc., a software company. From August 2002 to March 2003, Mr. Couder was President and Chief Executive Officer of IP Dynamics, Inc., a software company. From February 2000 to May 2002, Mr. Couder served as Chief Operating Officer of Agilent Technologies, Inc., a measurement and analysis company. Earlier in his career, Mr. Couder worked for Packard-Bell, NEC, Groupe Bull, Hewlett Packard and IBM, each a computer hardware company. Mr. Couder was a director at Sanmina-SCI, an electronic manufacturing services firm, from February 2005 to January 2011. Mr. Couder holds a master’s degree in electrical engineering from the Ecole Superieure d’Electricite in Paris. Mr. Couder brings significant leadership, operational and corporate governance experience to the Board, which enables him to aptly communicate the insight of Oclaro to members of the Board. Mr. Couder’s experience, through nearly eight years of executive officer service with companies in a high-growth phase, gives him a unique perspective on our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Couder should serve as Chairman of the Board as well as Chief Executive Officer.

David Lee, 62, has served as a director since July 2012. Prior to Oclaro, Dr. Lee served as a director of Opnext from 2000 to July 2012, when we acquired Opnext. Dr. Lee has been Founding Managing Partner of KAILAI Investments, a private equity firm making investments in China, since 2005. He is also a co-founder and Managing General Partner of Clarity Partners, L.P., a private equity firm based in Beverly Hills, California. Prior to the formation of Clarity Partners in 2000, Dr. Lee co-founded Global Crossing, Ltd., a global broadband communication services provider, serving as President and Chief Operating Officer from 1997 until 2000, as well as a director from 1997 until 2001. From 1989 until 1997, Dr. Lee was a Managing Director at Pacific Capital Group, a private equity firm. Prior to joining Pacific Capital Group, Dr. Lee was Group Vice President of Finance and Acquisitions at TRW Information Systems Group. He has also held various executive positions at Comsat, a satellite communications company, and practiced public accounting at Arthur Andersen LLP. Dr. Lee is the Chairman of the Board of Overseers of the University of Southern California, Keck School of Medicine. Dr. Lee is a trustee of the J. Paul Getty Trust and the California Institute of Technology, and a director of Trust Company of the West, an investment management firm. Dr. Lee is a graduate of McGill University and holds a Doctorate in Physics with a minor in Economics from the California Institute of Technology. Dr. Lee brings to the Board an in-depth understanding of optical technology and extensive experience in finance, accounting and investing. In addition, Dr. Lee’s experience founding and serving as President of a large, global telecommunications company enables Dr. Lee to bring a valuable perspective to the Board, and his experience serving as a director or trustee on the boards of other entities is of significant value to his service on the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Lee should serve as a director.

Joel A. Smith III, 67, has served as lead independent director since July 2011 and as a director since April 2009. Prior to Oclaro, Mr. Smith served as a director of Avanex from December 1999 to April 2009, when Avanex and Bookham merged to create Oclaro. Mr. Smith was the Dean of the Darla Moore School of Business of the University of South Carolina from October 2000 to December 2007. Previously, Mr. Smith served as the President of Bank of America East, a financial institution, from October 1998 to September 2000. From July 1991 to October 1998, Mr. Smith served as President of Nations Bank Carolinas, a financial institution. Mr. Smith received a B.A. degree from the University of the South in Sewanee, Tennessee. Mr. Smith brings significant financial management and financial disclosure experience, as well as significant knowledge of Avanex’s history and experiences to the Board. Mr. Smith brings to the Board his extensive knowledge in the areas of finance, management, financial reporting, and controls and experience as a leader of large, well-respected financial institutions. Mr. Smith also brings to the Board significant experience in corporate governance matters, which gives him the ability to assist in governance decisions and related responsibilities. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Smith should serve as a director.

Executive Officers

Alain Couder, see “Class III Directors — Terms Expiring 2013” above.

Jerry Turin, 50, has served as our Chief Financial Officer since August 2008. From April 2008 to July 2008, Mr. Turin served as our Vice President of Finance. From July 2005 to July 2008, Mr. Turin served as our Corporate Controller. From 1999 to 2002, Mr. Turin served as Controller of Silicon Spice, Inc. (which was acquired by Broadcom Corporation in October 2000), a developer of gateway and carrier access chipsets, software and development tools. In addition, Mr. Turin was the Corporate Controller at Cirrus Logic, a publicly traded semiconductor company. Prior to his corporate finance experience, Mr. Turin spent 12 years with Deloitte & Touche, rising to the position of Senior Manager of Audit Services. A substantial portion of his time with Deloitte & Touche was in the firm’s Silicon Valley practice. Mr. Turin received his bachelor’s degree in Business Administration and Commerce from the University of Alberta in Alberta, Canada and is a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of Alberta.

Terry Unter, 60, has served as our Chief Operating Officer since May 2012. From February 2011 to May 2012 he served as our President and General Manager, Optical Networks Solutions. From July 2010 to January 2011 he served as our Executive Vice President of our Transport Systems Solutions division. From February 2004 to July 2010, Dr. Unter was President and CEO of Mintera Corporation, which was acquired by Oclaro in July 2010. Prior to joining Mintera, Dr. Unter was Chief Operating Officer at Corvis Corporation. Before joining Corvis, Dr. Unter held a number of executive management positions at companies in the communications industry including Alcatel where he was responsible for managing the creation of Alcatel’s “Optronics” subsidiary and for which he previously managed a semiconductor joint-venture in China. In the early part of his career, Dr. Unter held various engineering, management and operations positions with Northern Telecom, Alcatel Mietec and Sprague Electric. Dr. Unter holds B.Sc. (Honors) and Ph.D. degrees in electronic engineering from the University Southampton U.K.

Kate Rundle, 55, has served as our Executive Vice President, General Counsel and Corporate Secretary since November 2007. Prior to joining Oclaro, from February 2006 to May 2007, Ms. Rundle was Vice President, General Counsel and Corporate Secretary of MIPS, Inc., a publicly-traded semiconductor technology licensing company. Ms. Rundle also worked at Sun Microsystems from 1997 to 2006, holding a number of positions including Senior Director responsible for the worldwide legal support of the company’s marketing organization. Earlier in her career, Ms. Rundle was IP Counsel for The 3DO Company and worked at the law firm of Wilson, Sonsini, Goodrich & Rosati. Ms. Rundle earned her B.A., magna cum laude, in sociology and political science from the University of California, Berkeley and her J.D. from the University of California, Hastings College of the Law.

James Haynes, 50, has served as President and General Manager, Photonic Components since January 2011. From March 2005 to January 2011 he served as our Chief Operating Officer. From August 2004 to March 2005, Mr. Haynes was the Officer Vice President, U.K. Operations, of Bookham Technology plc. From June 2003 to August 2004, Mr. Haynes served as Vice President Operations and Site Leader, Caswell for Bookham. From December 2000 to June 2003, Mr. Haynes served as Chief Operating Officer of Agility Communications, Inc., a tunable laser company. From 1998 to December 2000, Mr. Haynes served as Director of Technology of Nortel Networks Corporation. Mr. Haynes received his B.Sc. (Hons) in materials science and technology from Swansea University, Wales.

Yves LeMaitre, 48, has served as our Chief Commercial Officer since July 2011. He previously served as Executive Vice President, Strategy and Corporate Development from February 2011 to July 2011, Executive Vice President and General Manager of our Advanced Photonics Solutions division from April 2009 to January 2011 and prior to that served as our Vice President of Telecommunication Sales and Corporate Marketing since February 2008. From May 2005 to December 2007, Mr. LeMaitre was with Avanex, most recently serving as Chief Marketing Officer in charge of worldwide sales and marketing. Previously, Mr. LeMaitre was President and Chief Executive Officer of Lightconnect, a leading supplier of optical MEMS components and modules. In addition, he worked for Alcatel and its joint venture with Sprint International in a variety of general management, senior marketing and engineering positions in the United States, France, the Netherlands and Italy. Mr. LeMaitre earned a master’s degree in mathematics and computer science from Nantes University in France. He also holds an engineering degree from Ecole Nationale Superieure des Telecommunications (ENST) in Paris.

Bob Quinn, 56, has served as our Chief Information Officer since February 2011. Prior to joining Oclaro, Mr. Quinn was vice president of operations and technology for RagingWire Enterprise Solutions. Prior to that, he was an executive IT consultant for Taos Consulting. Previously, he gained broad industry experience at companies including British Petroleum, Sun Microsystems, eBay, KLA-Tencor, Genentech and Blue Coat Systems. Mr. Quinn holds a bachelor’s degree in economics and accounting from Baldwin-Wallace College in Berea, Ohio, and is a Certified Information Systems Auditor (CISA).

Kathy Zwickert, 44, has served as our Executive Vice President of Human Resources since February 2008. Prior to joining Oclaro, Ms. Zwickert was Head of Human Resources at Solid Information Technology, a supplier of database solutions. Previously, Ms. Zwickert was the senior HR executive at Keynote Systems. Ms. Zwickert also managed Accenture’s first Global Human Resource and Tax Team. She began her career at Ernst and Young and is a Certified Public Accountant. She earned her bachelor’s degree in economics and business administration from the University of California, Berkeley.

Director Compensation

Fiscal year 2012

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. In fiscal year 2012, each of our non-employee directors received an annual retainer of $40,000 and other compensation (as described below) for meetings in excess of five in-person meetings and four telephonic meetings per year. Additional compensation consisted of $1,000 for each additional in-person meeting during the year and $500 for each additional telephonic meeting lasting less than two hours and $1,000 for each additional telephonic meeting lasting two or more hours during the year. The lead independent director received an additional annual retainer of $10,000. The chairman of the audit committee received an additional annual fee of $37,000, the chairman of the compensation committee received an additional annual fee of $18,000 and the chairman of the nominating and corporate governance committee received an additional annual fee of $16,500. Each member of the audit committee received an additional $10,000 for up to eight meetings and was entitled to receive additional compensation (as described above) for additional meetings during the year. Each member of the compensation committee received an additional $7,000 for up to eight meetings and was entitled to receive additional compensation (as described above) for additional meetings during the year. Each member of the nominating and corporate governance committee received an additional $5,000 for up to six meetings and was entitled to receive additional compensation (as described above) for additional meetings during the year. We reimbursed directors for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

Pursuant to a resolution adopted by the Board, at our 2011 annual meeting of stockholders, each non-employee director was granted a nonstatutory stock option to acquire 14,881 shares of our common stock and was granted 10,401 shares of restricted stock, provided that the director was serving as a director both immediately before and immediately after the 2011 annual meeting of stockholders. Such options and restricted stock vest as to all of the underlying shares on the first anniversary of the date of grants, and will vest in full upon a change of control of Oclaro.

Fiscal Year 2013

At a meeting on July 25, 2012, the Board decided to retain our current non-employee director compensation arrangements for fiscal year 2013. In fiscal year 2013, the annual retainer for each of our non-employee directors will be $40,000, with the same additional compensation as in fiscal year 2012 described above. At the Annual Meeting, each non-employee director will be granted a restricted stock grant with a value equal to $100,000 calculated based on our 30-day average stock price at the grant date. The qualification and vesting terms of such award will be the same as those for the restricted stock granted in fiscal year 2012. In our discretion, we may grant additional equity awards to our non-employee directors under our Amended and Restated 2004 Stock Incentive Plan.

Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for fiscal year 2012:

Name (1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)		Option Awards ($)(3)		All Other Compensation ($)	Total ($)
Edward B. Collins	$61,750	$36,820	(4)	$35,954	(6)	—	$134,524
Greg Dougherty	$80,000	$36,820	(4)	$35,954	(6)	—	$152,774
Lori Holland	$97,000	$36,820	(4)	$35,954	(6)	—	$169,774
Marissa Peterson	$59,000	$43,232	(5)	$42,505	(7)	—	$144,737
Joel A. Smith III	$74,500	$36,820	(4)	$35,954	(6)	—	$147,274

(1)	Compensation information for Mr. Couder is set forth below under “Compensation Discussion and Analysis” and the corresponding compensation tables, footnotes and narratives.

(2)	Mr. Bosco, Mr. Cowan, Dr. Lee and Mr. W. Smith became non-employee directors in July 2012 upon the close of the merger with Opnext, Inc. and received no compensation in fiscal year 2012. They have therefore been excluded from this table.
(3)	The amounts in this column reflect the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718) of grants of stock options and restricted stock awards made during the fiscal year ended June 30, 2012. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited consolidated financial statements included in our 2012 Annual Report. The options and restricted stock awards vest as to 100% of the shares subject to the options and restricted stock awards one year following the date of grant. Each option has a term of 10 years, and generally expires after the recipient ceases to be a director.
(4)	Consists of the grant date fair value, computed in accordance with ASC 718, of $36,820 for a restricted stock award granted on October 26, 2011.
(5)	Consists of the grant date fair value, computed in accordance with ASC 718, of $6,412 and $36,820 for restricted stock awards granted on August 15, 2011 and October 26, 2011, respectively.
(6)	Consists of the grant date fair value, computed in accordance with ASC 718, of $35,954 for a stock option award granted on October 26, 2011.
(7)	Consists of the grant date fair value, computed in accordance with ASC 718, of $6,551 and $35,954 for stock option awards granted on August 15, 2011 and October 26, 2011, respectively.

Outstanding Stock Options and Stock Awards Held by Directors

The following table summarizes the number of outstanding stock awards and option awards held by each of our non-employee directors as of the end of fiscal year 2012.

Name (1)	Stock Awards (2)	Option Awards (3)
Edward B. Collins	10,401	35,799
Greg Dougherty	10,401	38,794
Lori Holland	10,401	42,336
Marissa Peterson	11,882	17,046
Joel A. Smith III	10,401	39,156

(1)	Mr. Bosco, Mr. Cowan, Dr. Lee and Mr. W. Smith became non-employee directors in July 2012 upon the close of the merger with Opnext, Inc. As they did not hold any outstanding Oclaro stock awards or option awards as of the end of fiscal year 2012, they have been excluded from this table.
(2)	Stock awards consist of unvested shares of common stock subject to such awards.
(3)	Option awards include vested and unvested shares of common stock subject to such awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the Commission initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from such reporting persons, we believe that, during fiscal year 2012, all filings required to be made by our reporting persons were timely made in accordance with the requirements of Section 16(a) of the Exchange Act.

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The compensation committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement for the 2012 annual meeting of stockholders and in our Annual Report on Form 10-K for the year ended June 30, 2012.

Submitted by the compensation committee of the Board of Directors:

Greg Dougherty, Chairman

Lori Holland

Marissa Peterson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss the material elements of our executive compensation programs and policies, including program objectives, reasons why we pay each element and the specific amounts of our executives’ compensation for fiscal year 2012. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by, or awarded to, the following individuals, whom we refer to as our named executive officers:

Name	Position
Alain Couder	Chairman of the Board and Chief Executive Officer
Jerry Turin	Chief Financial Officer
Terry Unter	Chief Operating Officer
Kate Rundle	Executive Vice President, General Counsel and Corporate Secretary
Jim Haynes	President, Global Business

This discussion focuses principally on compensation and practices relating to the named executive officers for our 2012 fiscal year. In addition, we discuss certain changes in our compensation programs and policies that we have implemented beginning with our 2013 fiscal year.

Executive Summary

Introduction

We are one of the world’s largest suppliers of optical components, modules and subsystems for the global optical communications market and industrial and consumer laser applications. Through in-house development and a series of strategic acquisitions and mergers, the company has created one of the most extensive and vertically-integrated product portfolios in the fiber optics industry.

We operate in a highly competitive and cyclical industry. One of our principal goals is to achieve significant levels of profitability by increasing revenues and reducing expenses. In fiscal year 2012, progress was made toward achieving this goal despite significant interruption to our operations caused by the catastrophic flooding in Thailand in October 2011. We believe that our executives directly contributed to this progress. The total compensation packages awarded to our named executive officers during fiscal year 2012 and reported in this proxy statement were intended not only to compensate them for past performance and services rendered but also to help us retain them over the long-term.

In fiscal year 2012, due to a volatile economic environment and industry conditions, coupled with natural disasters in Thailand and interruption of business in our core manufacturing site in Shenzhen, China, we did not achieve all of our financial objectives. As a result, our executives’ actual total direct compensation was below the 25th percentile of our peer group. Despite our operating results, however, we believe it is vital to retain and motivate our executive officers if we are to achieve our future business and financial goals. Therefore, for fiscal year 2013, we continue to emphasize the use of equity and performance-based compensation to align the interests of our executives with those of our stockholders and to provide a further retention incentive. Finally, our short-term incentives continue to support our overall compensation philosophy by linking the payment of variable cash pay to the achievement of overall company performance goals. Thus, we believe that our compensation program is designed to successfully achieve our objectives.

For fiscal year 2013, we have continued to review and refine our compensation policies to ensure that we can continue to retain the best executives while balancing this with the interests of our stockholders. We intend to continue monitoring the appropriate level of compensation of our executives through the use of third-party compensation consultants, review of the data included in surveys provided by Radford (a compensation and benchmarking consultant) and continued comparison to the compensation practices of our peer group.

Fiscal Year 2012 Business Results

During fiscal year 2012, we experienced the following GAAP financial results:

•	Revenues were $385.5 million for fiscal year 2012, compared to $466.5 million in fiscal year 2011;

•	Gross margin was 18% for fiscal year 2012, compared to 27% in fiscal year 2011;

•

Operating loss was $63.8 million for fiscal year 2012, compared to an operating loss of $33.6 million in fiscal year 2011, which included $20.0 million of impairment charges following our annual review of goodwill; and

•	Net loss for fiscal year 2012 was $66.5 million, compared to net loss of $46.4 million in fiscal year 2011, which included $20.0 million of impairment charges following our annual review of goodwill.

Fiscal Year 2012 Compensation Decisions and Pay for Performance

As a result of the compensation committee’s review of our compensation programs and peer company data and best practices in the executive compensation area, and our ongoing commitment to strengthen the pay for performance aspects of our executive compensation program, in July 2011, the compensation committee recommended and our Board approved various decisions with respect to our executive compensation program to help ensure we are able to retain our key executive talent and remain competitive with our market peers while establishing a strong pay for performance culture. These decisions include the following:

•	base salary targeted at the 50th percentile of peer companies with no merit adjustments for fiscal year 2012;

•	short-term incentive pay targeted at the 50th percentile of peer companies with no increase in target participation levels for fiscal year 2012;

•	variable pay performance goals based on several important short-term financial metrics with a double-trigger requirement;

•	payout levels continued to be capped at 150% of target under our variable pay program;

•

long-term incentive compensation for fiscal year 2012 was comprised of one-third time-based stock options, one-third time-based restricted stock, and one-third performance-based restricted stock tied to our revenue position as compared to our peers at the end of fiscal year 2013; and

•	new executive change of control agreements with double-trigger equity acceleration provisions, effective January 1, 2012.

Fiscal year 2012 financial performance was below the 25th percentile of our industry peer group in terms of overall market capitalization and net income. As a result of our focus on implementing pay for performance practices, total direct compensation for all of our named executive officers for fiscal year 2012 was also below the 25th percentile of our peer companies.

In 2011, 96% of our stockholders who voted approved our 2011 advisory vote on executive compensation. No significant design changes were made to the executive compensation program following the 2011 stockholder “say on pay” vote. Any design changes resulting from the stockholder vote would not normally show up in compensation until the following fiscal year due to the timing of our annual meeting compared to the July meetings where compensation decisions are made.

For fiscal year 2013, we have adopted additional changes in our executive compensation programs in order to ensure we continue to pay for performance while remaining competitive with our market peers and ensuring sound governance.

We expect to further discuss our fiscal year 2013 executive compensation programs and rationale for our decisions in next year’s proxy statement for our 2013 annual meeting of stockholders.

Fiscal Year 2012 Compensation Program Design

Compensation Committee

The compensation committee of the Board is the primary architect of our executive compensation program. The compensation committee annually assesses our compensation programs to assure that they are appropriately aligned with our business strategy and are achieving desired objectives. The compensation committee also reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the compensation committee from time to time recommends changes in our compensation programs to our Board. For fiscal year 2012, the compensation committee again recommended to our Board the compensation of our Chief Executive Officer and all other executive officers. The compensation committee also oversaw management’s decisions concerning the compensation of other company officers, administered our equity compensation plans, and evaluated the effectiveness of our overall executive compensation programs.

Independent Compensation Consultant

The compensation committee has the authority to retain and terminate any independent, third-party compensation consultants and to obtain advice and assistance from internal and external legal, accounting and other advisors. During our 2012 fiscal year, the compensation committee again engaged Compensia, Inc. (referred to in this discussion and analysis as Compensia) as its independent adviser for certain executive compensation matters. Compensia was engaged directly by the compensation committee to provide an independent review of our executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Compensia furnished the compensation committee with reports on peer company practices relating to the following matters:

•	short- and long-term compensation program design;

•	annual share utilization and stockholder dilution levels resulting from equity plans; and

•	executive stock ownership and retention values.

As part of its reports to the compensation committee, Compensia recommended and evaluated our selected peer companies, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executive officers. Compensia also assisted us with our risk assessment of our compensation programs. The compensation committee asked Compensia to prepare and present peer company benchmarking data in connection with fiscal year 2012 compensation decisions. Compensia provided no additional consulting services to the company or our board of directors apart from executive and director compensation matters in fiscal year 2012.

The compensation committee has retained Compensia as its independent compensation consultant once again for fiscal year 2013 with the intent that Compensia again review the elements listed above along with executive change of control and severance agreements. The compensation committee expects that it will continue to retain an independent compensation consultant in the future.

Compensation Philosophy and Objectives

We believe that the quality, skills and dedication of our executive officers are critical factors affecting our performance and stockholder value. Accordingly, the key objective of our executive compensation program is to attract, retain and motivate superior executive talent while maintaining an appropriate cost structure. In addition, as described in more detail above, we seek to implement a pay for performance philosophy by designing our compensation programs to link a substantial component of our executives’ compensation to the achievement of performance goals that directly correlate to the enhancement of stockholder value. Finally, our compensation programs are designed to have the right balance of short- and long-term compensation elements to ensure an appropriate focus on operational objectives and the creation of long-term value.

To accomplish these objectives, the compensation committee has historically (including for fiscal year 2012) structured our compensation programs to include the following key features and compensation elements:

•	base salaries that are competitive with those paid by peer group companies, allowing us to attract and retain key executives;

•	at-risk, variable pay earned twice per year based on pre-established performance goals related to our important financial objectives;

•	at-risk, equity-based compensation that aligns our executives’ interests with those of our stockholders and promotes executive retention; and

•	change of control and severance benefits.

As a general matter, the compensation committee seeks to allocate a substantial portion of the named executive officers’ compensation to components that are at-risk and performance-based. The compensation committee also generally seeks to allocate a substantial portion of executive compensation to long-term equity awards. The compensation committee does not maintain fixed policies for allocating among current and long-term compensation or among cash and non-cash compensation. Instead, the compensation committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the key compensation goals set forth above.

While compensation levels may differ among named executive officers based on the role, responsibilities and performance of each specific executive, there are no material differences in the compensation philosophies, objectives or policies for our executives.

Role of Executive Officers in Compensation Decisions

The compensation committee makes recommendations to our Board on all compensation actions relating to our executive officers, including our named executive officers. As part of its process, the compensation committee meets with our Chief Executive Officer and Executive Vice President of Human Resources to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. As discussed in greater detail below under “Fiscal Year 2012 Variable Pay Program / Cash Incentive Awards,” our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources develop recommendations for performance measures and target payout opportunities under our variable pay program based on management’s business forecast both at the company and business unit levels. These recommendations are reviewed and approved first by the compensation committee and then by our Board.

Peer Group and Competitive Positioning

In arriving at its determination of, and recommendations to our Board on, the amounts and components of compensation for our Chief Executive Officer and other executive officers for fiscal year 2012, the compensation committee relied on competitive compensation data prepared by Compensia. Peer companies were recommended by Compensia and approved by the compensation committee. In selecting peer companies, the compensation committee identified companies that were comparable to us on the basis of revenues, industry, global scope of operations, and market capitalization and that the compensation committee believes compete with us for executive talent. In particular, the peer group for fiscal year 2012 was determined based on the following criteria:

•	global communications equipment and semiconductor companies;

•	companies with revenues between $190 million and $1 billion (approximately 1/2 to 2 times our trailing 12 months revenues); and

In fiscal year 2012, Compensia recommended and the compensation committee approved the peer group set forth below. Compensia also recommended and the compensation committee approved the use of the Radford survey data for benchmarking executives’ compensation in fiscal year 2012. The peer group consisted of the following companies:

Coherent Inc.	MRV Communications Inc.
Cymer Inc.	Newport Corporation
Sonus Networks Inc.	Oplink Communications Inc.
EXFO Electro-Optical Engineering Inc.	Opnext Inc.
Extreme Networks	Calix Inc.
Finisar Corporation	EMCORE Corporation
Aviat Networks, Inc.	Arris Group
Harmonic Inc.	IPG Photonics Corporation
II-VI Incorporated	ADTRAN, Inc.
Infinera Corporation

Compared to our fiscal year 2011 peer group, the compensation committee removed from this peer group JDS Uniphase Corporation, ACD Telecommunications, and PMC-Sierra since they no longer fell within the designated criteria and added Aviat Networks Inc., Calix Inc., EMCORE Corporation, and Sonus Networks Inc.

In connection with its compensation review process for fiscal year 2013, and based upon the recommendation of Compensia, the compensation committee approved certain changes to our peer group for use in making fiscal year 2013 compensation decisions to consider the merger of Oclaro with Opnext. We expect to discuss the peer group for fiscal year 2013 further in next year’s proxy statement for our 2013 annual meeting of stockholders.

In past years, the compensation committee generally sought to set total target direct compensation for our executives at the 50th percentile of that provided by peer companies. Total target direct compensation is the sum of base salary, target annual incentive compensation and target long-term equity incentive awards. However, total target direct compensation, as well as individual components, have in the past varied by executive based on the executive’s experience, level of responsibility and performance. For fiscal year 2012 compensation, motivated primarily by our pay for performance philosophy, the compensation committee considered our performance and determined to recommend to our Board that, other than a market adjustment for Mr. Turin of $30,000, no increases be made to base salaries and target annual incentive levels for fiscal year 2012. As a direct result of these and other pay for performance decisions, total actual direct compensation paid to our named executive officers for fiscal year 2012 was limited to a level below the 25th percentile of our peer companies.

Analysis of Fiscal Year 2012 Executive Compensation Decisions and Actions

Summary of Fiscal Year 2012 Compensation Decisions

Key executive compensation decisions for fiscal year 2012 were driven by our review and analysis of our business performance for fiscal year 2011 on a “look-back” basis. During fiscal year 2011, the company began an effort to transform internal processes, improve margins and prepare to scale rapidly. Due to a continued recessionary economic environment, we did not achieve all of our financial goals for fiscal year 2011.

As a result of our disappointing operational performance in fiscal year 2011, the following compensation amounts and elements were provided, and the following compensation decisions were made, by the compensation committee at the beginning of fiscal year 2012:

•	Base salaries for named executive officers remained unchanged from fiscal year 2011 levels with the exception of Mr. Turin, who received a market adjustment of $30,000.

•	Target awards (as a percentage of base salary) and payout opportunities under the variable pay program were maintained at the same levels as in prior years.

•

Each named executive received an equity grant of 1/3 time-based stock options, 1/3 time-based restricted stock, and 1/3 performance-based restricted stock, which grants roughly approximated the 75th percentile of the peer group levels (as further discussed below). The allocation of these grants to the named executive officers was determined based on individual performance, criticality of skills and retention risk, among other factors.

During fiscal year 2012, based on our failure to achieve minimum net inventory levels and minimum adjusted earnings before interest, taxes, depreciation and amortization (or adjusted EBITDA) goals, payouts under the variable pay program were not made for the six-month period ended December 31, 2011 or for the six-month period ended June 30, 2012.

On January 25, 2012, the compensation committee granted one-time cash bonuses to executive officers in recognition of their exceptional, sustained efforts in responding to extraordinary floods in Thailand that caused our primary contract manufacturer, Thailand-based Fabrinet, to shut down its Chokchai manufacturing facility and suspend operations at its Pinehurst factories on October 22, 2011. Fabrinet was manufacturing some of our products at both facilities at the time of the flood. In response, we immediately deployed a contingency plan to assess alternative manufacturing options and business continuity plans in an effort to help alleviate the adverse impact of the flooding on both our short-term and long-term prospects. As a result, we were able to restart manufacturing faster than our competitors in the region. These one-time cash bonuses are discussed in more detail below.

As a result of the decisions outlined above, each named executive’s total actual direct compensation for fiscal year 2012 fell below the 25th percentile of our peer group. Based on this result, the compensation committee believes that compensation levels for fiscal year 2012 were commensurate with performance and were appropriate and consistent with the pay for performance philosophy and objectives underlying our compensation programs.

Elements of Fiscal Year 2012 Compensation

We allocated fiscal year 2012 compensation among the following components for our named executive officers:

Element	Objective	Details
Base Salary	Regular cash payments are designed to compensate each named executive based on the size and scope of his or her position, individual expertise, experience and performance.

• Base salaries for our named executives were targeted at the 50th percentile of our peer group.

• Based on company performance in fiscal year 2011, for fiscal year 2012 named executive officers did not receive merit increases to their base salaries. Only Mr. Turin received a modest market-based adjustment.

Element	Objective	Details
Variable Pay Program	Semi-annual cash incentive awards are designed to incent executives to work to achieve short-term company financial performance.

• Target variable pay program opportunities were set at the 50th percentile of our peer group.

• Important short-term financial metrics (described further below) were set for each of the 6-month periods ended December 31, 2011 and June 30, 2012.

• Payout opportunities for each component ranged from 50% of target, or the trigger amount, to a maximum of 150% of target, or the stretch amount.

• If we failed to achieve the trigger levels for the stated performance measures, no payout was awarded.

• Based on our failure to achieve the minimum trigger level for both components in each of the six-month measurement periods, none of our named executive officers received any payment under this program for fiscal year 2012 performance.

Discretionary Bonus	The Board, at its discretion, can grant special one-time cash incentives to recognize extra-ordinary or outstanding performance.

• On January 25, 2012, the compensation committee granted one-time cash bonuses to the named executive officers for extraordinary efforts to recover after severe flooding of contract manufacturer Fabrinet’s manufacturing facilities in Bangkok, Thailand. We also awarded similar one-time cash bonuses to certain eligible employees.

Long-Term Incentives (LTI)

Equity awards are designed to incent executives to work to achieve outstanding long-term company performance.

In addition to alignment with stockholder interests, the use of multiple vehicles for equity-based LTI awards supports our pay for performance philosophy:

• Stock options provide a strong incentive for executives to work to achieve stock price appreciation;

• Restricted stock facilitates retention of key executives and employees; and

• Performance-based stock awards incent executives to work to achieve longer-term financial targets directly aligned with company financial performance.

• Target LTI awards were targeted at the 75th percentile of our peer group in fiscal year 2012.

• To emphasize stock price growth, in fiscal year 2012, approximately 33% of the LTI award value as of the grant date was delivered as time-based stock options.

• To increase retention value and reorient named executive officers’ historically below-market levels of compensation, approximately 33% of the LTI award value as of the grant date was granted in the form of time-based restricted stock.

• To link long-term incentives to the company’s overall performance, approximately 33% of the LTI award value as of the grant date was granted in the form of performance-based restricted stock.

Severance and Change of Control	Termination payments and benefits are designed to help retain our leadership in the event of a change of control and also to provide them with financial security in case of a loss of employment.

• In January 2012, new Change of Control Agreements were signed by each named executive officer other than Mr. Couder, to reflect double-trigger requirement for any change of control benefits. Mr. Couder’s employment contract already had a double-trigger requirement.

• No tax gross-ups.

Fiscal Year 2012 Base Salaries

We generally seek to set our executives’ base salaries each year at levels which are competitive with our peer companies based on each individual executive’s role and the scope of his or her responsibilities, also taking into account the executive’s experience and the base salary levels of other executives within Oclaro. The compensation committee typically reviews base salaries every fiscal year and adjusts base salaries to take into account competitive market data, company and individual performance from the prior fiscal year and promotions or changes in responsibilities. For fiscal year 2012, we benchmarked base salaries at the 50th percentile of our peer group.

As a result of disappointing operational performance in fiscal year 2011 as described above, our named executive officers received no merit increases in fiscal year 2012. As detailed in the chart below, only Mr. Turin received a market based adjustment of $30,000.

Named Executive Officer	Fiscal Year 2011 Base Salary ($)	Fiscal Year 2012 Base Salary ($)	Percentage Increase	Fiscal Year 2012 Base Salary as Percentile of Peer Group
Alain Couder	$575,000	$575,000	0%	50th
Jerry Turin	$308,000	$338,000	10%	50th
Terry Unter	$310,000	$310,000	0%	44th
Kate Rundle	$330,000	$330,000	0%	58th
Jim Haynes (1)	$369,446	$359,276	0%	54th

(1)	Mr. Haynes salary was 230,050 U.K. pounds sterling in each of fiscal years 2011 and 2012. Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.56 on June 29, 2012 and $1.61 on July 1, 2011, respectively.

Fiscal Year 2012 Variable Pay Program / Cash Incentive Awards

Through our variable pay program, we seek to provide pay for performance by linking cash incentive awards to company financial performance. In designing the variable pay program, our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources develop and recommend performance metrics and targets, which are reviewed and are subject to adjustment by the compensation committee and our Board. Performance metrics and payout levels are determined based on management’s business forecast both at the company and business unit levels, as reviewed and approved by the Board. In fiscal year 2012, target levels for performance under the plan were set at levels in order to challenge management.

For fiscal year 2012, performance measures were based on net inventory levels and adjusted EBITDA targets for the six months ended January 1, 2012 and adjusted EBITDA targets for the six months ended June 30, 2012. The metrics for the six months ended January 1, 2012 period had a double-trigger requirement, which means that a threshold amount for each performance metric had to be achieved for each six month period before any award was earned for the performance period. We chose net inventory and adjusted EBITDA as our performance metrics for this program because we believe these were important indicators aligned with both our near- and long-term financial goal of profitable growth and cash generation.

The key features of the variable pay program for fiscal year 2012 were as follows:

•

For the six months ended January 1, 2012, the trigger, target and stretch net inventory goals were $95 million, $90 million and $85 million, respectively. Adjusted EBITDA trigger, target and stretch goals were -$5 million, -$4 million, and -$2 million, respectively, for this performance period; and

•	For the six months ended June 30, 2012, the trigger, target and stretch Adjusted EBITDA goals were $0, $2 million, and $4 million, respectively.

•	Actual achievement against the performance goals was measured, and (if achieved) awards were to be paid out, on a six-month basis;

•	Payout opportunities were based entirely on relative achievement of the financial performance objectives; there was no individual performance component;

•	Each executive’s target variable pay award was set at a percentage of his or her base salary, based on both competitive benchmarking and the level of the executive’s responsibilities, as follows:

•

Mr. Couder’s target variable pay award was set at the benchmark, which was 100% of his base salary, while Mr. Unter, Mr. Haynes, Mr. Turin and Ms. Rundle’s target variable pay awards were set at the benchmark, which was 60% of their respective base salaries;

•	Payout opportunities for each component ranged from 50% of target (which amount equaled the trigger amount) to a maximum of 150% of target (which amount equaled the stretch amount); and

•	If we failed to achieve the trigger level for either of the stated performance measures, no payout was awarded.

For each of the six-month periods in fiscal year 2012 described above, as the minimum double-trigger levels were not achieved, no variable pay awards were paid.

Cash Incentive Awards

On January 25, 2012, the compensation committee granted one-time cash bonuses to the named executive officers. We also awarded similar one-time cash bonuses to eligible employees. The one-time cash incentive awards were in recognition of the exceptional, sustained efforts by our executives and employees in responding to extraordinary floods in Thailand that caused our primary contract manufacturer, Thailand-based Fabrinet, to shut down its Chokchai manufacturing facility and suspend operations at its Pinehurst factories on October 22, 2011. Fabrinet was manufacturing some of the Company’s products at both facilities at the time of the flood. In response, we immediately deployed a contingency plan to assess alternative manufacturing options and business continuity plans in an effort to help alleviate the adverse impact of the flooding on both short-term, and long-term prospects.

After consideration of (i) the fact that the flooding in Thailand could not have been predicted by the Company’s executives and employees and was outside of their control, (ii) the extraordinary efforts by the executives and all of our employees to minimize the disruption to our business (including extensive meetings and conference calls early in the morning and/or late at night, long working hours, substantial disruption to personal and family lives, challenging working conditions on the ground in Thailand, and extensive and difficult travel for some of the executives and employees), and (iii) the speed with which the team was able to begin to restore production of our products, the compensation committee determined to award cash bonuses to the executive team. The compensation committee believes that these awards reflect an appropriate implementation of the compensation committee’s pay for performance philosophy in light of this extraordinary act of nature that could not have been foreseen or controlled by the executives and other employees and the exemplary response to this disaster.

The following table shows the discretionary amounts awarded to our named executive officers:

Alain Couder	$200,000
Jerry Turin	$50,000
Terry Unter	$85,000
Kate Rundle	$50,000
Jim Haynes	$70,000

Long-Term Incentive Programs

We believe consistent execution of our strategy over multi-year periods will lead to an increase in our stock price. Stock options, restricted stock and performance-based restricted stock are the variable equity instruments we use to align the interests of the named executive officers with those of our stockholders and provide each individual with a significant incentive to manage Oclaro from the perspective of an owner with an equity stake in the business. These awards are also intended to promote executive retention, as unvested stock options are generally forfeited if the executive voluntarily leaves us. Each stock option allows the executive officer to acquire our common stock at a fixed price per share (the market price on the grant date) over a period of seven to ten years, thus providing a return to the officer only if the market price of the shares appreciates over the option term. The actual compensation realized from stock options and (to some degree) restricted stock is directly dependent on increases in our stock price after the grant date.

The size of the equity award to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with Oclaro, but the compensation committee and Board also take into account (1) the individual’s potential for future responsibility and promotion over the term of the award, (2) the individual’s performance in recent fiscal years, and (3) the number of awards held by the individual at the time of grant. In addition, the compensation committee and our Board consider competitive equity award data, and determine award size consistent with the compensation committee’s and our Board’s objective of setting long-term incentive compensation at a competitive level in relation to our peer companies, subject to individual variances. The compensation committee and our Board also consider annual share usage and overall stockholder dilution when determining the size of equity awards.

Administration of Equity Award Grants

The compensation committee grants options with exercise prices set at the market price on the date of grant based on the closing market price. Our current stock granting policy is that options and restricted stock awards granted to executive officers are only made during open trading windows. Awards are not timed in relation to the release of material information. Our current stock granting policy also provides that annual incentive grants to executives are made on August 15th each year after approval from the Board. In accordance with our stock granting policy, all new-hire equity awards are granted on the 10th day of the month following the first date of employment. Annual equity awards to ongoing employees for fiscal year 2012 were granted on August 15th, 2011. Any special grants (non-new hire or annual) made by the compensation committee are effective on the date of approval by the compensation committee.

Grants During Fiscal Year 2012

In determining the size of equity grants to our executives in fiscal year 2012, the compensation committee used the Black-Scholes-Merton valuation model and considered comparative share ownership of executives in our peer group identified above, Radford survey data, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, the retention value of those awards and the recommendations of management. For fiscal year 2012, the compensation committee awarded equity grants to our executives that were at the 75% percentile for equity awards granted to comparable executives at companies in the peer group and those identified in the Radford survey.

For fiscal year 2012, the compensation committee’s policy was to target overall long-term incentive compensation at the 75th percentile of our peer group. The committee chose to grant at-risk, time-based stock options and time based restricted stock at the market 50th percentile level. The committee chose to use additional performance-based restricted stock grants to achieve a total aggregate potential long-term incentive at the 75th percentile of our peer group.

The compensation committee determined that equity awards for executives and other senior officers would be allocated one third to stock option awards, one third to time-based restricted stock awards and one third to performance-based stock units. The compensation committee determined to use this mix of equity awards for fiscal year 2012 to reinforce our pay for performance philosophy. Time-based restricted stock awards vest in 25% increments after each year over four years. Stock option awards vest in 25% increment after one year and then in equal monthly increments thereafter over the next three years. Performance-based stock units are earned based on our two-year performance as measured at the end of fiscal year 2013 relative to a specific group of direct industry peers. The compensation committee chose this mix based on the recommendations of Compensia. The compensation committee determined to target the 75th percentile and use this mix of equity awards for fiscal year 2012 not only to limit the dilutive effect of equity awards but to deliver equity at above-market grant levels in order to reorient executives historically compensated at below-market levels. The compensation committee determined that it was in our best interests and also of our stockholders to link this long-term incentive compensation opportunity to the performance of our common stock over the next four years of the vesting period. We believe that the use of stock options created both upside potential if our stock price increases as well as retention value. The use of stock options and time-based restricted stock is a competitive practice among our direct peer group.

For fiscal year 2013, the compensation committee has decided to use a mix of both performance- based and time based restricted stock as long term incentives. We expect to discuss these fiscal year 2013 awards further in next year’s proxy statement for our 2013 annual meeting of stockholders.

Severance and Change of Control Arrangements

Each of the named executive officers other than Mr. Couder has entered into an Executive Severance and Retention Agreement. The Executive Severance and Retention Agreement provides, under certain circumstances, for payments upon termination of employment following a change of control of Oclaro or termination upon death or without “cause” or a resignation for “good reason,” each as defined in the Executive Severance and Retention Agreement. Mr. Couder’s Amended and Restated Employment Agreement provides for payments in similar circumstances, other than death. Change of control payments of salary and variable pay made under the agreements, and acceleration of equity awards, are subject to a “double trigger,” meaning that both a change of control and either a subsequent involuntary termination or subsequent termination for “good reason” are required. In other words, the change of control does not by itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated (or the executive resigns for “good reason”) during a specified period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Employment, Change of Control and Severance Arrangements” below.

We believe providing these benefits help us compete for and retain executive talent. After reviewing the practices of companies represented in the peer group, we believe that our severance and change of control benefits are generally comparable with severance packages offered to executives by the companies in the peer group.

Mr. Haynes has an employment agreement which generally provides for 3 months notice in the case of a “no just cause” termination in fiscal year 2012. Mr. Haynes may be paid out in lieu of notice under the terms of the employment agreement. In addition, Mr. Haynes receives financial protection in the amount of three months salary in fiscal year 2012 in the case of a termination. Mr. Haynes’ employment agreement also provides non-compete and non-solicit provisions for a period of six months following his termination of employment. In certain situations, defined in Mr. Haynes’ employment agreement, Mr. Haynes may receive continuation of his monthly basic salary during the period of his non-compete (up to a maximum of 6 months).

Other Benefits

We maintain broad-based benefits that are provided to all employees, including health and medical insurance, life and disability insurance and a 401(k) plan or, for executives and employees residing outside the U.S., a similar retirement plan. All executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees depending on their geographic location. Under the 401(k) plan, employees, including our named executive officers, may receive a matching contribution from us of up to 4% of the employees’ pay (up to a $250,000 annual salary limit).

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the Code), generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and certain of our other officers whose compensation is required to be disclosed to our stockholders under the Exchange Act. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. The compensation committee periodically reviews the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions under Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions under Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

ASC 718 requires us to recognize in our consolidated statement of operations all share-based payments to employees, including grants of stock options and restricted stock to executives, based on their fair values. The application of ASC 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of share-based awards. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates and the expected life of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock-based awards granted in future periods may vary from the valuation assumptions we have used previously. For performance-based grants, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

Fiscal Year 2013 Executive Compensation Decisions

As a result of the compensation committee’s review of our compensation programs and peer company data and best practices in the executive compensation area, and our ongoing commitment to strengthen the pay for performance aspects of our executive compensation program, in July 2012 the compensation committee recommended and our Board approved various decisions with respect to our executive compensation program in order to ensure we are able to retain our key executive talent and remain competitive with our market peers while establishing a strong pay for performance culture. These decisions include the following:

•	base salary again targeted at the 50th percentile of peer companies for fiscal year 2013;

•	short-term incentive pay targeted at the 50th percentile of peer companies with no increase in target participation levels for named executives in fiscal year 2013;

•	variable pay performance goals based on several important short-term financial metrics with a double-trigger requirement;

•	payout levels for Mr. Couder, Mr. Unter, and Mr. Haynes will now be capped at 200% of target under our variable pay program with no change in maximum payout levels for other named executives.

•

long-term incentive compensation will now be comprised of one-half time-based restricted stock, and one-half performance-based restricted stock tied to our long-term performance as compared to our peers; and

•	a new two-year Amended and Restated Employment Agreement for Mr. Couder.

We expect to discuss our fiscal year 2013 executive compensation program further in next year’s proxy statement for our 2013 annual meeting of stockholders.

Compensation Risk Assessment

In April 2012, the compensation committee reviewed our compensation policies and practices applicable to all employees and determined that our compensation programs do not encourage excessive or inappropriate risk-taking. The compensation committee believes that the design and mix of our compensation programs appropriately encourage our executives to focus on the creation of long-term stockholder value. In its review, the compensation committee noted the following features:

•

payout levels under our variable pay and sales incentive plans are capped and payout opportunities may be achieved on a straight-line interpolation basis between trigger and target levels, and between the target and stretch levels;

•	non-GAAP adjustments are made to align achievement of performance measures with our business strategy;

•	all non-GAAP adjustments are subject to audit committee approval to assure that actual payout levels appropriately reflect company and business unit performance; and

•

long-term performance-based incentive compensation constitutes an increasingly significant portion of executives’ compensation thereby focusing such individuals on enhancing long-term stockholder value.

Summary Compensation Table

The following table sets forth certain information concerning the compensation for fiscal years 2012, 2011 and 2010 for each individual who served as our principal executive officer (Mr. Couder) and our principal financial officer (Mr. Turin) during fiscal year 2012 and our three other most highly-compensated executive officers (Mr. Unter, Mr. Haynes and Ms. Rundle) who received annual compensation in excess of $100,000 during fiscal year 2012. We refer to these officers collectively as our named executive officers.

Fiscal Year 2012 Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)		Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Alain Couder	2012	$575,000		$200,000	$216,500	$211,813	—		$9,731	(10)	$1,213,044
Chairman of the Board and	2011	$575,000		—	$834,400	$585,664	—		$9,800		$2,004,864
Chief Executive Officer (4)	2010	$498,654		—	—	$460,875	$627,429		$7,746		$1,594,704
Jerry Turin	2012	$338,000		$50,000	$86,600	$81,699	—		$6,240	(10)	$562,539
Chief Financial Officer (5)	2011	$308,000		—	$269,094	$188,877	—		$8,444		$774,415
	2010	$266,223		—	—	$204,832	$210,816		$5,593		$687,464
Terry Unter	2012	$310,000		$85,000	$108,250	$114,984	—		$10,070	(10)	$628,304
Chief Operating Officer (6)
Kate Rundle	2012	$330,000		$50,000	$86,600	$60,518	—		$10,154	(10)	$537,272
Executive V.P., General Counsel	2011	$319,500		—	$358,764	$252,761	—		$9,800		$940,825
and Corporate Secretary (7)	2010	$299,253		—	—	$92,174	$150,583		$9,312		$551,322
Jim Haynes	2012	$359,276	(9)	$70,000	$86,600	$60,518	—		$33,450	(9)(11)	$609,844
President, Global Business (8)	2011	$369,446	(9)	—	$358,792	$251,836	—		$34,657	(9)	$1,014,731
	2010	$314,371	(9)	—	—	$286,765	$245,713	(9)	$29,812	(9)	$876,661

(1)	The years in this column refer to the fiscal years ended June 30, 2012, July 2, 2011, and July 3, 2010.
(2)	The amounts in these columns for fiscal year 2012 reflect the grant date fair value, computed in accordance with ASC 718, of grants of time-based stock options and time-based restricted stock awards made during the fiscal year. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited consolidated financial statements included in our 2012 Annual Report. For more information about these awards, see the discussion above under “Compensation Discussion and Analysis” and the narrative below.
(3)	On August 15, 2011, each of Messrs. Couder, Turin, Unter and Haynes and Ms. Rundle received a performance-based grant of restricted stock. These performance-based restricted stock awards will vest, if at all, at an amount between the 50% trigger level and the 150% maximum level, based upon the achievement of certain revenue growth targets relative to certain comparable companies. Vesting is also contingent upon service conditions being met through August 2015. If the performance conditions are not achieved, then the corresponding awards will be forfeited in the first quarter of fiscal year 2014. As of the grant date, and through June 30, 2012, we have determined that achieving the gross margin targets is probable at 100% of the target level. Accordingly, we determined that the grant date fair value of each of these awards based on the probable outcome of the performance metric is $4.33 per share, which was our closing stock price on August 15, 2011, and with respect to these awards we have included the fair value at 100% of the target level in the “Grant Date Fair Value of Stock and Option Awards” column of this table. If we had assumed that the highest level of performance was probable for these restricted stock awards, the grant date fair value for the 50,000 share grant awarded to Mr. Couder would be $324,750, the grant date fair value for the 20,000 share grant awarded to Mr. Turin would be $129,900, the grant date fair value for the 25,000 share grant awarded to Mr. Unter would be $162,375, the grant date fair value for the 10,000 share grant awarded to Ms. Rundle would be $64,950, and the grant date fair value for the 25,000 share grant awarded to Mr. Haynes would be $162,375, with the fair value of each award being based on our closing stock price of $4.33 on August 15, 2011. For more information about these awards, see “Compensation Discussion and Analysis—Long Term Incentives” above.

(4)	Mr. Couder was appointed our Chairman of the Board and Chief Executive Officer effective as of July 2011. Mr. Couder previously served as our President and Chief Executive Officer since August 2007.
(5)	Mr. Turin was appointed our Chief Financial Officer effective as of August 2008. Mr. Turin previously served as our Corporate Controller since July 2005 and also as Vice President of Finance since April 2008.
(6)	Mr. Unter was appointed our Chief Operating Officer effective as of May 2012. Mr. Unter previously served as President and General Manager, Optical Networks Solutions from February 2011 until May 2012 and Executive Vice President of our Transport Systems Solutions division from July 2010 until January 2011.
(7)	Mr. Haynes was appointed our President, Global Business effective as of May 2012. Mr. Haynes previously served as our President and General Manager, Photonics Components from January 2011 until May 2012 and as our Chief Operating Officer from March 2005 until January 2011.
(8)	Ms. Rundle was appointed our Executive Vice President, General Counsel and Corporate Secretary effective as of November 2007.
(9)	Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.56 on June 29, 2012, $1.61 on July 1, 2011 and $1.52 on July 2, 2010, respectively.
(10)	Amount consists of company matching contributions to the named executive officers’ 401(k) plan accounts for fiscal year 2012.
(11)	Consists of $32,335 pension contribution and $1,115 private medical allowance for fiscal year 2012.

Fiscal Year 2012 Grants of Plan-Based Awards Table

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal year 2012 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

									All Other		All Other
									Stock		Option		Grant Date
			Estimated Possible Payouts			Estimated Possible Payouts			Awards:		Awards:	Exercise or	Fair Value
			Under Non-Equity Incentive			Under Equity Incentive			Number of		Number of	Base Price	of Stock
			Plan Awards ($)			Plan Awards in Shares of Stock			Shares of		Securities	of Option	and Option
Name	Grant Date		Thresh- hold	Target	Max- imum	Thresh- hold (1)	Target (1)	Max- imum (1)	Stock or Units		Underlying Options (2)	Awards ($/Sh)	Awards ($)(3)
Alain Couder	7/3/2011	(5)	$143,750	$287,500	$431,250	—	—	—	—		—	—	—
	1/1/2012	(6)	$143,750	$287,500	$431,250	—	—	—	—		—	—	—
	8/15/2011		—	—	—	—	—	—	—		70,000	$4.33	$211,813
	8/15/2011		—	—	—	—	—	—	50,000	(7)	—	—	$216,500
	8/15/2011		—	—	—	25,000	50,000	75,000	—		—	—	$216,500
Jerry Turin	7/3/2011	(5)	$50,700	$101,400	$152,100	—	—	—	—		—	—	—
	1/1/2012	(6)	$50,700	$101,400	$152,100	—	—	—	—		—	—	—
	8/15/2011		—	—	—	—	—	—	—		27,000	$4.33	$81,699
	8/15/2011		—	—	—	—	—	—	20,000	(7)	—	—	$86,600
	8/15/2011		—	—	—	10,000	20,000	30,000	—		—	—	$86,600
Terry Unter	7/3/2011	(5)	$46,500	$93,000	$139,500	—	—	—	—		—	—	—
	1/1/2012	(6)	$46,500	$93,000	$139,500	—	—	—	—		—	—	—
	8/15/2011		—	—	—	—	—	—	—		38,000	$4.33	$114,984
	8/15/2011		—	—	—	—	—	—	25,000	(7)	—	—	$108,250
	8/15/2011		—	—	—	12,500	25,000	37,500	—		—	—	$108,250
Kate Rundle	7/3/2011	(5)	$49,500	$99,000	$148,500	—	—	—	—		—	—	—
	1/1/2012	(6)	$49,500	$99,000	$148,500	—	—	—	—		—	—	—
	8/15/2011		—	—	—	—	—	—	—		20,000	$4.33	$60,518
	8/15/2011		—	—	—	—	—	—	20,000	(7)	—	—	$86,600
	8/15/2011		—	—	—	5,000	10,000	15,000	—		—	—	$43,300
Jim Haynes (4)	7/3/2011	(5)	$53,891	$107,783	$161,674	—	—	—	—		—	—	—
	1/1/2012	(6)	$53,891	$107,783	$161,674	—	—	—	—		—	—	—
	8/15/2011		—	—	—	—	—	—	—		20,000	$4.33	$60,518
	8/15/2011		—	—	—	—	—	—	20,000	(7)	—	—	$86,600
	8/15/2011		—	—	—	12,500	25,000	37,500	—		—	—	$108,250

(1)	On August 15, 2011, each of Messrs. Couder, Turin, Unter and Haynes and Ms. Rundle received a performance-based grant of restricted stock. These performance-based restricted stock awards will vest, if at all, at an amount between the 50% trigger level and the 150% maximum level, based upon the achievement of certain revenue growth targets through fiscal year 2013 relative to certain comparable companies. Vesting is also contingent upon service conditions being met through August 2015. If the performance conditions are not achieved, then the corresponding awards will be forfeited in the first quarter of fiscal year 2014. For financial accounting purposes, as of the grant date, and through June 30, 2012, we have determined that achieving the gross margin targets is probable at 100% of the target level. Accordingly, we determined that the grant date fair value of each of these awards based on the probable outcome of the performance metric is $4.33 per share, which was our closing stock price on August 15, 2011, and with respect to these awards we have included the fair value at 100% of the target level in the “Grant Date Fair Value of Stock and Option Awards” column of this table. For more information about these awards, see “Compensation Discussion and Analysis—Long Term Incentives” above.
(2)	The options will vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48th of the shares subject to the option monthly thereafter over the next 36 months.
(3)	The amounts in this column reflect the grant date fair value of the respective stock and option awards computed in accordance with ASC 718. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 12 to our audited consolidated financial statements included in our 2012 Annual Report.

(4)	For Mr. Haynes, “threshold,” “target” and “maximum” estimated future payouts under non-equity incentive plan awards are converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.56 on June 29, 2012.
(5)	For the first half of fiscal year 2012, the first-half variable pay program was based 50% on achieving an inventory reduction target and 50% on achieving an adjusted EBITDA target for the six months ended December 2011. Both metrics had to be met at the trigger level for any amounts to be paid under this plan. As the minimum achievement requirements were not met for the adjusted EBITDA target, no amounts were paid out under this plan. For more information, see the discussion above under “Compensation Discussion and Analysis.”
(6)	For the second half of fiscal year 2012, the second-half variable pay program was based on achieving a cumulative adjusted EBITDA target for the three months ended June 2012. As the minimum achievement requirements were not met, no amounts were paid out under this plan. For more information, see the discussion above under “Compensation Discussion and Analysis.”
(7)

These restricted stock awards will vest as to 25% of the number of shares subject to each restricted stock award on August 15, 2012; and 6.25% of the number of shares subject to each such award shall vest on the November 15th, February 15th, May 15th and August 15th following August 15, 2012 over the following three years.

In terms of the option awards for which disclosure is provided for fiscal year 2012 in the Fiscal Year 2012 Summary Compensation Table and Fiscal Year 2012 Grants of Plan-Based Awards Table above, the options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48 of the shares subject to the option monthly thereafter over the remaining 36 months. Each option has a term of ten years, and generally expires shortly following the termination of the executive’s employment.

Outstanding Equity Awards at Fiscal 2012 Year-End Table

The following table sets forth information concerning stock options that have not been exercised and unvested restricted stock awards and performance-based stock awards for each of the named executive officers as of June 30, 2012.

		Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Alain Couder	8/13/2007	95,001	—		$14.45		8/13/2017	—		—	—	—
	8/15/2008	84,209	9,792	(4)	$8.90		8/15/2018	—		—	—	—
	5/13/2009	42,501	17,500	(4)	$3.10		5/13/2019	—		—	—	—
	8/15/2009	116,250	63,751	(4)	$3.50		8/15/2019	—		—	—	—
	8/16/2010	31,666	48,334	(4)	$10.43		8/16/2020	—		—	—	—
	8/15/2011	—	70,000	(4)	$4.33		8/15/2021	—		—	—	—
	—	—	—		—		—	55,000	(6)	$167,200	—	—
	—	—	—		—		—	50,000	(7)	$152,000	—	—
	—	—	—		—		—	—		—	50,000	$152,000
Jerry Turin	11/11/2005	26,000	—		$24.55		11/11/2015	—		—	—	—
	6/12/2007	3,000	—		$10.05		6/12/2017	—		—	—	—
	1/28/2008	2,400	—		$8.75		1/28/2018	—		—	—	—
	8/15/2008	23,000	1,000	(4)	$8.90		8/15/2018	—		—	—	—
	5/13/2009	12,333	3,667	(4)	$3.10		5/13/2019	—		—	—	—
	8/15/2009	56,666	23,334	(4)	$3.50		8/15/2019	—		—	—	—
	8/16/2010	11,825	13,975	(4)	$10.43		8/16/2020	—		—	—	—
	8/15/2011	—	27,000	(4)	$4.33		8/15/2021	—		—	—	—
	—	—	—		—		—	17,737	(6)	$53,920	—	—
	—	—	—		—		—	20,000	(7)	$60,800	—	—
	—	—	—		—		—	—		—	20,000	$60,800
Terry Unter	8/10/2010	9,166	10,834	(4)	$12.71		8/10/2020	—		—	—	—
	3/10/2011	4,688	10,312	(4)	$12.81		3/10/2021	—		—	—	—
	8/15/2011	—	38,000	(4)	$4.33		8/15/2021	—		—	—	—
	—	—	—		—		—	6,000	(8)	$18,240	—	—
	—	—	—		—		—	11,250	(9)	$34,200	—	—
	—	—	—		—		—	25,000	(7)	$76,000	—	—
	—	—	—		—		—	—		—	25,000	$76,000
Kate Rundle	11/26/2007	8,000	—		$12.00		11/26/2017	—		—	—	—
	8/15/2008	8,500	1,000	(4)	$8.90		8/15/2018	—		—	—	—
	5/13/2009	4,958	3,209	(4)	$3.10		5/13/2019	—		—	—	—
	8/13/2009	21,750	1,501	(4)	$3.50		8/13/2019	—		—	—	—
	8/16/2010	11,824	13,976	(4)	$10.43		8/16/2020	—		—	—	—
	3/10/2011	2,188	4,812	(4)	$12.81		3/10/2021	—		—	—	—
	8/15/2011	—	20,000	(4)	$4.33		8/15/2021	—		—	—	—
	—	—	—		—		—	17,737	(6)	$53,920	—	—
	—	—	—		—		—	4,812	(9)	$14,628	—	—
	—	—	—		—		—	20,000	(7)	$60,800	—	—
	—	—	—		—		—	—		—	10,000	$30,400
Jim Haynes	8/7/2003	3,000	—		$64.24	(5)	8/7/2013	—		—	—	—
	9/25/2003	1,500	—		$108.60	(5)	9/25/2013	—		—	—	—
	6/2/2004	1,000	—		$46.97	(5)	6/2/2014	—		—	—	—
	9/22/2004	2,800	—		$33.65		9/22/2014	—		—	—	—
	11/11/2005	25,000	—		$24.55		11/11/2015	—		—	—	—
	6/12/2007	5,000	—		$10.05		6/12/2017	—		—	—	—
	1/28/2008	21,902	—		$8.75		1/28/2018	—		—	—	—
	8/15/2008	23,000	1,000	(4)	$8.90		8/15/2018	—		—	—	—
	5/13/2009	15,416	4,584	(4)	$3.10		5/13/2019	—		—	—	—
	8/13/2009	34,333	41,667	(4)	$3.50		8/13/2019	—		—	—	—
	8/16/2010	15,766	18,634	(4)	$10.43		8/16/2020	—		—	—	—
	8/15/2011	—	20,000	(4)	$4.33		8/15/2021	—		—	—	—
	—	—	—		—		—	25,800	(6)	$78,432	—	—
	—	—	—		—		—	20,000	(7)	$60,800	—	—
	—	—	—		—		—	—		—	25,000	$76,000

(1)	Calculated by multiplying the number of unvested shares by $3.04, the closing price per share of our common stock on the NASDAQ Global Select Market on June 29, 2012.
(2)	On August 15, 2011, each of Messrs. Couder, Turin, Unter and Haynes and Ms. Rundle received a performance-based grant of restricted stock. These performance-based restricted stock awards will vest, if at all, at an amount between the 50% trigger level and the 150% maximum level, based upon the achievement of certain revenue growth targets through fiscal year 2013 relative to certain comparable companies. Vesting is also contingent upon service conditions being met through August 2015. If the performance conditions are not achieved, then the corresponding awards will be forfeited in the first quarter of fiscal year 2014.
(3)	The payout value of each award was calculated by multiplying the target number of unearned shares of restricted stock that have not vested by $3.04, the closing price per share of our common stock on the NASDAQ Global Select Market on June 29, 2012.
(4)	The options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48th of the shares subject to the option monthly thereafter over the remaining 36 months.
(5)	Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.56 on June 29, 2012.
(6)

These restricted stock awards vested as to 25% of the number of shares subject to each restricted stock award on August 15, 2011; and 6.25% of the number of shares subject to each such award shall vest on the November 15th, February 15th, May 15th and August 15th following August 15, 2011 over the following three years.

(7)

The restricted stock awards will vest as to 25% of the number of shares subject to each restricted stock award on August 15, 2012; and 6.25% of the number of shares subject to each such award shall vest on the November 15th, February 15th, May 15th and August 15th following August 15, 2012 over the following three years.

(8)	The restricted stock award vested as to 70% of the number of shares subject to such award on August 10, 2011; and will vest as to 30% of the number of shares subject to such award on August 10, 2012.
(9)

The restricted stock awards vested as to 25% of the number of shares subject to each restricted stock award on February 10, 2012; and 6.25% of the number of shares subject to each such award shall vest on the May 10th, August 10th, November 10th and February 10th following February 10, 2012 over the following three years.

Fiscal Year 2012 Option Exercises and Stock Vested Table

The following table sets forth information regarding options exercised by the named executive officers and the vesting of restricted stock held by the named executive officers during the fiscal year ended June 30, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Alain Couder	—	—	23,125	$90,416
Jerry Turin	—	—	6,600	$26,160
Terry Unter	—	—	18,687	$67,339
Kate Rundle	—	—	9,220	$36,378
Jim Haynes	—	—	10,087	$39,624

(1)	Amounts shown represent the number of shares acquired on exercise of option awards during fiscal year 2012, multiplied by the difference between the closing price of our common stock as quoted on the NASDAQ Global Select Market on each corresponding exercise date and the exercise price for each option.
(2)	Reflects restricted stock awards that vested in fiscal year 2012.
(3)	Amounts shown represent the number of shares of restricted stock that vested on dates during fiscal year 2012 multiplied by the closing price of our common stock as quoted on the NASDAQ Global Select Market on each corresponding vesting date.

Employment, Change of Control and Severance Arrangements

Mr. Couder. During fiscal year 2012, Mr. Couder’s compensation was determined pursuant to the terms of his amended and restated employment agreement dated August 4, 2010 (the 2010 Agreement). The2010 Agreement provides that if we terminate Mr. Couder’s employment without “cause”, or Mr. Couder resigns his employment with “good reason”, Mr. Couder will be entitled to the following benefits, in addition to accrued benefits:

•

severance equal to the sum of (1) twice his annual base salary, plus (2) twice the average amount of bonuses earned by Mr. Couder for the three fiscal years preceding the date his employment terminates;

•	the continuation of Mr. Couder’s group medical insurance and group life insurance for two years following such termination; and

•

subject to certain limitations, the extension of the time period during which he may exercise equity awards to the later of the time period set forth in the agreement governing the awards and one year from his date of termination.

In addition, if we terminate Mr. Couder’s employment without “cause”, or Mr. Couder resigns his employment for “good reason”, during the period beginning three months prior to a “change of control” of the company and ending on the second anniversary of such change of control, the 2010 Agreement provides that the severance payment will be increased to the sum of (1) 2.5 times his annual base salary and (2) 2.5 times the average amount of the bonuses (calculated as described above), and the period of time that we will continue the benefits described above will be increased to three years. He will also be entitled to the extended period to exercise equity awards discussed above. In addition, all unvested stock options, restricted stock and other equity awards will immediately vest as of the date of such termination.

For purposes of the 2010 Agreement, “cause” means a good faith finding by the Board (excluding Mr. Couder) that Mr. Couder failed to perform his assigned duties, engaged in dishonesty, gross negligence or misconduct, or has been convicted of, or pled guilty to, any crime involving moral turpitude or any felony. “Good reason” means (1) any material diminution in Mr. Couder’s base salary without his prior consent, (2) a material diminution in his authority, duties or responsibilities without his prior consent, (3) a material breach by Oclaro of the terms of the employment agreement or (4) a change by us in the location at which Mr. Couder performs his principal duties to a new location that is both outside a radius of 35 miles from his principal residence immediately prior to such change and more than 20 miles from the location at which he performed his principal duties for Oclaro immediately prior to such change without his prior consent. For purposes of the 2010 Agreement, the term “change in control” means (1) the acquisition by any person or group of persons of 50% or more of our the then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities, (2) a change in the composition of the Board such that the continuing directors cease to be a majority of the members of the Board, (3) a merger, consolidation, reorganization, recapitalization or statutory share exchange involving us or a sale or other disposition of all or substantially all of our assets, or (4) the approval by our stockholders of a complete liquidation or dissolution.

Mr. Couder’s employment agreement also provides that, for a period of 12 months after the termination or cessation of his employment for any reason, he will not solicit our employees to leave our employ or solicit for employment, hire or engage as an independent contractor any person who was employed by us at any time during the term of his employment with Oclaro. These restrictions do not apply to any individual whose employment with us has been terminated for a period of six months or longer.

As mentioned in the “Fiscal Year 2013 Executive Compensation Decisions” section above, the compensation committee made the decision to enter into a new amended and restated two year employment agreement with Mr. Couder in fiscal year 2013. The Company and Mr. Couder entered into this agreement on July 23, 2013. For a description of this agreement see our Current Report on Form 8-K filed with the Commission on August 1, 2012 and the full text of the agreement attached thereto as exhibit 10.1 This new agreement does not impact the terms of Mr. Couder’s employment for fiscal year 2012 or the change of control / termination tables which follow for fiscal year 2012. Mr. Couder’s new employment agreement will be discussed fully in next year’s proxy statement for our 2013 annual meeting of stockholders.

Other Named Executive Officers. Each of our named executive officers other than Mr. Couder is party to a form of executive severance and retention agreement, as amended (which we refer to as the “retention agreement”). The retention agreement provides that if an executive officer dies or is terminated by us without “cause” prior to a “change of control”, the executive officer will be entitled to the following benefits, in addition to accrued benefits:

•

the sum of an amount equal to the average of the named executive’s bonuses earned during the last 3 full fiscal years (or such lesser number of years in which the Executive earned a bonus), divided by 2; and

•

an amount equal to the result obtained by multiplying the executive’s current base salary by a fraction, the numerator of which is eight months plus one additional month of base salary for each whole year of the executive officer’s employment by us (up to a maximum of 18 months) and the denominator of which is 12.

If an executive is terminated without “cause” or leaves for “good reason” within 12 months following a “change of control”, the executive officer will be entitled to the following benefits, in addition to accrued benefits:

•	an amount equal to 1.5 times the executive’s annual base salary then in effect;

•	an average bonus (as described above); and

•	a taxable lump-sum cash payment equal to the executive’s aggregate premiums to continue his or her existing group health coverage (medical, dental, and vision) then in effect.

In addition to the above benefits, following a “change of control”, the executive officer will also be entitled to full acceleration of his or her equity awards and will have a period of six months in which to exercise any option accelerated in accordance with such provisions.

For purposes of the retention agreements, the term “cause” means the executive officer’s (1) willful and continued failure to substantially perform his or her reasonably assigned duties as an officer of Oclaro (other than a failure resulting from incapacity due to physical or mental illness or any failure after the executive officer gives notice of termination for good reason), or (2) willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to Oclaro. The term “good reason” means (1) the assignment to the executive officer of duties inconsistent in any material respect with the executive officer’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or (2) a reduction in the executive officer’s annual base salary. The term “change of control” is substantially similar to the definition contained in Mr. Couder’s employment agreement.

Table Regarding Amounts Payable. The table below shows the benefits potentially payable to each of our named executive officers upon death, if he or she were terminated, resigned for good reason, or a change of control occurred. These amounts are calculated assuming that the death, employment termination, resignation for good cause or change of control took place on June 29, 2012. The closing price per share of our common stock on the NASDAQ Global Select Market on June 29, 2012 was $3.04.

			Non-Equity			Accelerated
	Base		Incentive Plan		Accelerated	Vesting of
	Salary		Compensation		Vesting of	Restricted	Benefits		Total
	($)		($)		Options (1)	Stock (2)	($)		($)
Alain Couder
Type I event (3)	$1,150,000	(5)	$551,619	(7)	—	—	$83,860	(8)	$1,785,480
Type II event (4)	$1,437,500	(5)	$689,524	(7)	—	$471,200	$92,618	(8)	$2,690,842

Jerry Turin
Type I event (3)	$394,333		$92,400		—	—	$39,000	(9)	$525,733
Type II event (4)	$394,333		$92,400		—	$175,520	$39,000	(9)	$701,253

Terry Unter
Type I event (3)	$413,333		$93,000		—	—	$33,608	(9)	$539,942
Type II event (4)	$413,333		$93,000		—	$204,440	$33,608	(9)	$744,382

Kate Rundle
Type I event (3)	$330,000		$99,000		—	—	$37,490	(9)	$466,490
Type II event (4)	$330,000		$99,000		—	$158,749	$37,490	(9)	$625,239

Jim Haynes
Type I event (3)	$508,974	(6)	$107,783	(6)	—	—	$16,029	(6)(9)	$632,786
Type II event (4)	$508,974	(6)	$107,783	(6)	—	$215,232	$16,029	(6)(9)	$848,018

(1)	Amounts shown represent the intrinsic value of all unvested option awards which would be accelerated upon the occurrence of the termination event. Intrinsic value for each award is calculated based on the number of shares that would be acquired upon the exercise of the portion of the option award subject to acceleration, multiplied by the difference between the closing price of our common stock of $3.04 on June 29, 2012, as quoted on the NASDAQ Global Select Market, and the exercise price for each option. Each of our named executive officers’ equity awards are subject to double-trigger acceleration. As a result, the named executive officers would not be entitled to receive the amounts listed in this column in the event of a change of control even absent a corresponding termination of employment.
(2)	Amounts shown represent the intrinsic value of all unvested restricted awards which would be accelerated upon the occurrence of the termination event, calculated based on the number of restricted awards subject to acceleration multiplied by the closing price of our common stock of $3.04 on June 29, 2012, as quoted on the NASDAQ Global Select Market. Each of our named executive officers’ equity awards are subject to double-trigger acceleration. As a result, the named executive officers would not be entitled to receive the amounts listed in this column in the event of a change of control even absent a corresponding termination of employment.

(3)	For Mr. Couder, a “Type I event” means termination without cause or resignation for good reason absent a change of control. For each of the other named executive officers, a “Type I event” means death or termination without cause absent a change of control.
(4)	For Mr. Couder, a “Type II event” means termination without cause or resignation for good reason in connection with a change of control. For each of the other named executive officers, a “Type II event” means death, termination without cause or resignation for good reason in connection with a change of control.
(5)	For a Type I event, represents two times Mr. Couder’s annual salary of $575,000 as of June 30, 2012. For a Type II event, represents two and one-half times Mr. Couder’s annual salary.
(6)	Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.56 on June 29, 2012. Pursuant to his employment agreement with a subsidiary of Oclaro, Mr. Haynes could be entitled to a monthly benefit equal to 1/12 of his base salary if we refuse to waive certain non-competition provisions contained in his employment agreement, up to a maximum of 6 months. These amounts are not included in the above table.
(7)	For a Type I event, represents two times the total of all bonuses (including amounts reported as non-equity incentive plan compensation in the Fiscal Year 2012 Summary Compensation Table above) paid to Mr. Couder in the three fiscal years ended June 30, 2012 divided by three. For a Type II event, represents two and one-half times the total of all bonuses paid to Mr. Couder in the three fiscal years ended June 30, 2012 divided by three. Mr. Couder received total bonuses and non-equity incentive plan compensation of $200,000 in fiscal year 2012, $0 in fiscal year 2011 and $627,429 in fiscal year 2010.
(8)	For a Type I event, represents $66,346 of earned but unpaid vacation as of June 30, 2012 and $17,514 for employee medical insurance coverage and employee group life insurance coverage for a period of 24 months following termination. For a Type II event, represents $66,346 of earned but unpaid vacation as of June 30, 2012 and $26,271 for employee medical insurance coverage and employee group life insurance coverage for a period of 36 months following termination.
(9)	Consists of earned but unpaid vacation as of June 30, 2012.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, no executive officer of Oclaro served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on the Board or compensation committee.

CORPORATE GOVERNANCE

The Board believes that good corporate governance is important to ensure that Oclaro is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that Oclaro has adopted. Complete copies of the committee charters and code of business conduct and ethics described below are available on our website at www.oclaro.com. Alternatively, you can request a copy of any of these documents by writing to Oclaro, Inc., 2560 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Oclaro and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•

in the event that the Chairman of the Board is not an independent director, the nominating and corporate governance committee will nominate an independent director to serve as our “Lead Director” who will be approved by the majority of our independent directors;

•	the principal responsibility of the directors is to oversee the management of Oclaro;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors shall meet in executive session at least twice a year and at other times upon request of an independent director;

•	directors shall have full and free access to officers and employees of Oclaro and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the nominating and corporate governance committee shall oversee a self-evaluation of the Board designed to determine whether the Board and its committees are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director of Oclaro will qualify as an “independent director” only if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that neither Joel Smith, Edward Collins, Lori Holland, Greg Dougherty, Marissa Peterson, Kendall Cowan, David Lee nor William L. Smith has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605 of the NASDAQ Stock Market, Inc. Marketplace Rules. The Board has determined that Alain Couder is not independent based on his service as our Chief Executive Officer. The Board has determined that Harry Bosco is not independent based on his previous service as President and Chief Executive Officer of Opnext following the closing of our acquisition of Opnext.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that each director is responsible for his or her attendance at our annual stockholder meeting. All six of our directors serving at the time attended our 2011 annual meeting of stockholders.

Board of Directors Meetings

The Board held thirteen meetings, including by telephone conference, during fiscal year 2012. The compensation committee of the Board held seven meetings, including by telephone conference, during fiscal year 2012. The audit committee of the Board held eight meetings, including by telephone conference, during fiscal year 2012. The nominating and corporate governance committee of the Board held four meetings during fiscal year 2012. All directors attended 100% of the meetings of the Board and the committees on which they served, if any, during the period that they served on the Board or any such committees.

Board Committees

The Board has standing audit, compensation, and nominating and corporate governance committees, each of which operates under a charter that has been approved by the Board. A current copy of each committee’s charter is posted on the Governance section of our website, www.oclaro.com.

The members of the compensation committee of the Board are Mr. Dougherty (Chair), Ms. Holland and Ms. Peterson; the members of the audit committee of the Board are Ms. Holland (Chair), Mr. Collins, Mr. Dougherty and Ms. Peterson; and the members of the nominating and corporate governance committee of the Board are Mr. J. Smith (Chair) and Mr. Collins.

The Board has determined that all of the current members of each of the three standing committees described above are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the audit committee of the Board, the independence requirements of Rule 10A-3 under the Exchange Act.

Audit Committee. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and evaluating the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns; and

•	meeting independently with our independent registered public accounting firm and management.

The Board has determined that Lori Holland and Edward Collins are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee. The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of our Chief Executive Officer and other executive officers;

•	making recommendations to the Board with respect to incentive compensation and equity-based plans;

•	administering our incentive compensation and equity-based plans;

•	preparing an annual committee report for inclusion in our proxy statements; and

•	reviewing and discussing our Compensation Discussion and Analysis with senior management and recommending to the Board that the same be included in our proxy statement.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s responsibilities include:

•	reviewing with the Board, on an annual basis, the requisite skills and criteria for new board members and the composition of the Board as a whole;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	developing and recommending to the Board corporate governance guidelines;

•	overseeing the self-evaluation of the Board; and

•	overseeing an annual review by the Board of succession planning.

Board Leadership

Under our current corporate governance guidelines, the Board does not have a set policy on whether the offices of Chairman of the Board and Chief Executive Officer should be held by separate individuals or by the same individual. The Board has determined that having our Chief Executive Officer, Mr. Couder, also serve as our Chairman of the Board is in the best interest of stockholders at this time. Mr. Couder is most qualified to lead the Board and is most familiar with our highly complex business and the challenges we and our industry face in the current business environment. Mr. Couder’s wealth of knowledge regarding our operations, products and the markets in which we compete positions him to best identify critical matters requiring board of director attention. Additionally, the combined role of Chairman of the Board and Chief Executive Officer facilitates centralized leadership and promotes accountability. This structure unites the vision for the growth and evolution of our company under a single leader and minimizes conflicts that could result in a failure to adapt quickly to the rapidly evolving marketplace for our products.

In addition, the Board has determined that the combined role of Chairman of the Board and Chief Executive Officer provides for a more efficient means to execute our current business strategy and serves as a critical link between the Board and our management, allowing us to more effectively execute strategic initiatives and maximize stockholder value.

The Board continues to believe in strong independent oversight of our management. When the Board combined the offices of Chairman of the Board and Chief Executive Officer, it considered our safeguards for ensuring such oversight, including the following: (1) each member of the Board other than Mr. Couder was an independent director; (2) each director serving on the audit committee, compensation committee and nominating and corporate governance committee is an independent director; (3) the Board’s ongoing practice of regularly holding executive sessions without management, which are chaired by our lead independent director; and (4) the Board’s ability to determine at any time that the office of Chairman of the Board and Chief Executive Officer should be separated if in the best interest of our stockholders at that time.

In addition, in connection with the appointment of Mr. Couder as Chairman of the Board, our independent directors, upon nomination by our nominating and corporate governance committee, appointed Joel A. Smith III to serve as our “Lead Director.” As Lead Director, Mr. Smith has significant responsibilities with respect to our corporate governance. Our Lead Director’s responsibilities include the following:

•	presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	serving as liaison between the Chairman of the Board and Chief Executive Officer and the independent directors;

•	approving information sent to the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	working with the Chairman of the Board in the preparation of the agenda for each board of director meeting and approve such meeting agendas;

•	otherwise consulting with the Chairman of the Board and Chief Executive Officer on matters relating to corporate governance and board of director performance; and

•	if requested by a major stockholder, making himself or herself available for consultation and direct communication.

In order to ensure that our Lead Director has appropriate corporate governance responsibilities, our By-laws provide that (i) in the absence of the Chairman of the Board, the Lead Director will preside over stockholder meetings, (ii) in the absence of the Chairman of the Board, the Lead Director will preside over board of director meetings, (iii) the Lead Director will preside over executive sessions of the Board, and (iv) the Lead Director may call special meetings of the Board.

Risk Oversight

The Board as a whole has oversight responsibility for our risk management process. This risk oversight function is carried out both by the full board and by individual committees that are tasked by the Board with oversight of specific risks. The audit committee oversees risks associated with financial and accounting matters including compliance with legal and regulatory requirements, and our financial reporting and internal control systems. The compensation committee evaluates risks associated with our compensation policies and practices so as not to encourage or reward excessive risk-taking by our executives or employees.

On a regular basis the Board receives information and reports from committees, senior management and/or outside counsel and consultants and discusses the identification, assessment, management and mitigation of the risks associated with our strategic and business plans and operations. The Board also holds regular sessions with members of management with the specific purpose of identifying, prioritizing and managing those risks that we believe are material to our operations.

Director Nomination Process

In the event of a decision to nominate one or more non-incumbents for service on the Board, due to the resignation of a sitting director or otherwise, our nominating and corporate governance committee would undertake a process to identify and evaluate director candidates. This process would include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the Chairman of the Board, the Lead Director and other members of our nominating and corporate governance committee and the Board. The committee would also consider the extent to which a given candidate increases the diversity of the Board in terms of professional background, business experience, education, and other factors.

In general, in considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, commitment to understanding our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. Further, specific consideration is given to, among other things, diversity of background and experience that a candidate would bring to the Board. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating and corporate governance committee at the following address: Oclaro, Inc., 2560 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2013 Annual Meeting.”

Communicating with the Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Lead Director, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board or the Lead Director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Board c/o Corporate Secretary, Oclaro, Inc., 2560 Junction Avenue, San Jose, California 95134.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, contractors and employees, including our Principal Executive Officer, Principal Financial and Accounting Officer or Controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.oclaro.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code of business conduct and ethics. There were no waivers of the code of business conduct and ethics in fiscal year 2012.

Policies and Procedures for Related Person Transactions

The Board has adopted a written policy that contains procedures for the reporting and review of any transaction, arrangement or relationship in which Oclaro is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. Our policy requires that the proposed related person transaction be reviewed and, if deemed consistent with the standards contained in our policy, approved by the audit committee of the Board. Whenever practicable, the reporting, review and approval must occur prior to the effectiveness or consummation of the transaction. If advance review and approval is not practicable, our audit committee must review, and, in its discretion, ratify the related person transaction. The policy permits the chairman of our audit committee to review and, if deemed consistent with the standards contained in our policy, approve the proposed related person transaction if it arises between audit committee meetings, subject to ratification of the related person transaction by our audit committee at its next meeting. Any related person transaction that is ongoing in nature must be reviewed annually by our audit committee.

A related person transaction reviewed under our policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee must review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the related person transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if our audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Oclaro’s best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

Our policy excludes from the definition of “related person transaction” the transactions identified by the Commission as not requiring disclosure under the Commission’s related person transaction disclosure rule. Accordingly, such transactions are not subject to reporting, review, approval or ratification under our policy. In addition, the Board has determined that, under certain circumstances, a transaction does not create a material direct or indirect interest on behalf of a related person (and therefore is not a related person transaction under our policy) including if:

•	the transaction is specifically contemplated by the provisions of our certificate of incorporation or By-laws; or

•

the related person’s interests in the transaction arise solely from his or her position as an executive officer of another entity (whether or not he or she is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (iii) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the entity receiving payment under the transaction.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 15. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. These programs link compensation to the achievement of pre-established corporate financial performance objectives and provide long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement and executive-related compensation tables for more information.

Fiscal Year 2012 Compensation Decisions and Pay for Performance

As a result of the compensation committee’s review of our compensation programs and peer company data and best practices in the executive compensation area, and our ongoing commitment to strengthen the pay for performance aspects of our executive compensation program, in July 2011, the compensation committee recommended and our Board approved various decisions with respect to our executive compensation program to help ensure we are able to retain our key executive talent and remain competitive with our market peers while establishing a strong pay for performance culture. These decisions include the following:

•	base salary targeted at the 50th percentile of peer companies with no merit adjustments for fiscal year 2012;

•	short-term incentive pay targeted at the 50th percentile of peer companies with no increase in target participation levels for fiscal year 2012;

•	variable pay performance goals based on several important short-term financial metrics with a double-trigger requirement;

•	payout levels continued to be capped at 150% of target under our variable pay program;

•

long-term incentive compensation for fiscal year 2012 was comprised of one-third time-based stock options, one-third time-based restricted stock, and one-third performance-based restricted stock tied to our revenue position as compared to our peers at the end of fiscal year 2013; and

•	new executive change of control agreements with double-trigger equity acceleration provisions, effective January 1, 2012.

Fiscal year 2012 financial performance was below the 25th percentile of our industry peer group in terms of absolute overall market capitalization and net income. As a result of our focus on implementing pay for performance practices, total direct compensation for Mr. Couder and our other named executive officers for fiscal year 2012 was also below the 25th percentile of our peer companies.

We expect to further discuss our fiscal year 2013 executive compensation programs and rationale for our decisions in next year’s proxy statement for our 2013 annual meeting of stockholders.

Fiscal Year 2013 Executive Compensation Decisions

For fiscal year 2013, we have adopted additional changes in our executive compensation programs in order to ensure we continue to pay for performance while remaining competitive with our market peers and ensuring sound governance. These decisions include the following:

•	base salary again targeted at the 50th percentile of peer companies for fiscal year 2013;

•	short-term incentive pay targeted at the 50th percentile of peer companies with no increase in target participation levels for named executives in fiscal year 2013;

•	variable pay performance goals based on several important short-term financial metrics with a double-trigger requirement;

•	payout levels for Mr. Couder, Mr. Unter, and Mr. Haynes will now be capped at 200% of target under our variable pay program with no change in maximum payout levels for other named executives.

•

long-term incentive compensation will now be comprised of one-half time-based restricted stock, and one-half performance-based restricted stock tied to our long-term performance as compared to our peers; and

•	new two-year Amended and Restated Employment Agreement for Mr. Couder.

Board Recommendation

The Board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Oclaro approve, on an advisory basis, the compensation of Oclaro’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on Oclaro, our compensation committee or the Board. Although non-binding, the vote will provide information to our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the years to come.

The Board believes that the approval, on an advisory basis, of the compensation of our named executive officers is in the best interests of Oclaro and our stockholders and, therefore, unanimously recommends a vote “FOR” the resolution indicating approval of such compensation.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2013, subject to ratification by our stockholders at the Annual Meeting. If our stockholders do not ratify the selection of Grant Thornton LLP, our audit committee will reconsider the matter. A representative of Grant Thornton LLP, which has served as our independent registered public accounting firm since February 11, 2008, is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Grant Thornton LLP is ratified, our audit committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Oclaro and our stockholders.

Board Recommendation

The Board believes that the selection of Grant Thornton LLP as independent auditor for the fiscal year ending June 29, 2013 is in the best interests of Oclaro and our stockholders and, therefore, unanimously recommends a vote “FOR” Proposal 3.

AUDIT MATTERS

Principal Accounting Fees and Services

The following table summarizes the fees of Grant Thornton LLP, our independent registered accounting firm for the fiscal years ended June 30, 2012 and July 2, 2011. For the fiscal year ended June 30, 2012, audit fees include an estimate of amounts not yet billed by Grant Thornton LLP.

	Fiscal Year Ended
Fee Category	June 30, 2012	July 2, 2011
	(Thousands)
Audit fees (1)	$1,900	$1,626
Audit-related fees (2)	111	65
Tax fees	—	—
All other fees	—	—

Total fees	$2,011	$1,691

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of our interim consolidated financial statements included in our quarterly reports, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees.” These services primarily relate to due diligence related to accounting consultations and audits in connection with acquisitions, services in connection with the filing of registration statements with the Commission, and consultations concerning internal controls, financial accounting and reporting standards.

AUDIT COMMITTEE REPORT

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended June 30, 2012 and has discussed these consolidated financial statements with our management and independent registered public accounting firm.

The audit committee has also received from, and discussed with, Grant Thornton LLP, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T.

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The audit committee has discussed with the independent registered public accounting firm its independence from Oclaro.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the Board that the audited consolidated financial statements be included in Oclaro’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

By the audit committee of the Board of Directors of Oclaro, Inc.

Lori Holland, Chairman

Edward Collins

Greg Dougherty

Marissa Peterson

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. Our policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such preapproval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee may delegate to each individual member of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Equity Compensation Plan Information

As of June 30, 2012, we maintained the Amended and Restated 2004 Stock Incentive Plan, the Bookham 1998 Equity Incentive Plan, the Avanex Corporation 1998 Stock Plan and the Avanex 1999 Director Option Plan. The following table summarizes our equity compensation plans as of June 30, 2012:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock Units	Weighted-average Exercise Price of Outstanding Options (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,521,000	$7.84	2,537,000
Equity compensations plans not approved by security holders	—	—	—

	4,521,000	$7.84	2,537,000

(1)	The weighted-average exercise price does not take into account shares issuable upon the vesting of outstanding restricted stock unit awards, which have no exercise price.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If a stockholder intends to submit a proposal for inclusion in the proxy statement and proxy card for our 2013 annual meeting, the stockholder must follow the procedures outlined in Rule 14a-8 under the Exchange Act. We must receive any proposals intended for inclusion in the proxy statement at our principal executive offices, Oclaro, Inc., 2560 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary, no later than May 24, 2013. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

If a stockholder wishes to present a proposal at the 2013 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, the stockholder must also give written notice to us at the address noted above. Our By-laws specify the information that must be included in any such notice, including (1) a brief description of the business desired to be brought before the annual meeting, the text relating to the business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our By-laws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on our books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares of stock which are owned, of record and beneficially, by the stockholder and beneficial owner, if any, (4) a description of all arrangements or understandings between such stockholder or such beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of the stockholder or such beneficial owner, if any, in such business, (5) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies from stockholders in support of such proposal. We must receive this notice at least 90 days, but not more than 120 days, prior to November 1, 2013. However, if the 2013 annual meeting is scheduled to be held prior to September 12, 2013 or after December 30, 2013, the notice must be received no earlier than the 120th day prior to the 2013 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2013 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting is mailed or public disclosure of the date of such meeting is made, whichever occurs first. The adjournment or postponement of the 2013 annual meeting (or the public announcement thereof) will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. If the stockholder fails to provide timely notice of a proposal to be presented at the 2013 annual meeting, the proposal will be untimely, the chairman of the meeting may exclude the proposal from being brought before the meeting and the proxies designated by the Board will have discretionary authority to vote on such proposal should it be allowed to come before the meeting.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or 2012 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our 2012 Annual Report and/or proxy statement to you if you call or write us at the following address or phone number: Oclaro, Inc., 2560 Junction Avenue, San Jose, California 95134, Attention: Stock Administrator, (408) 383-1400. If you would like to receive separate copies of the 2012 Annual Report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

FINANCIAL STATEMENTS AVAILABLE; INCORPORATION BY REFERENCE

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, containing our audited consolidated financial statements for the fiscal year ended June 30, 2012, accompanies this proxy statement, but is not part of our soliciting materials. To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” or “Compensation Committee Report” to the extent permitted by the rules of the Commission will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

The Board knows of no business that will be presented for consideration at the Annual Meeting other than that described above. Under our By-laws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the Annual Meeting has passed. However, if any other business should come before the Annual Meeting, including consideration of a motion to adjourn the Annual Meeting to another time or place (including for the purpose of soliciting additional proxies), it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution. We have engaged Mackenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $20,000 in the aggregate.

This proxy statement contains statements regarding future individual and Company performance targets and Company goals. These targets and Company goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

We encourage you to attend the Annual Meeting in person. However, in order to make sure that you are represented at the Annual Meeting, we urge you to vote your shares over the Internet or by telephone as provided in the instruction set forth on the proxy card, or complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.

By order of the Board of Directors,

Alain Couder
Chairman of the Board and Chief Executive Officer

September 17, 2012

San Jose, California

Form of Proxy OCLARO, INC. VOTE BY INTERNET — www.proxyvote.com 2560 JUNCTION AVENUE SAN JOSE, CA 95134 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-579-1639 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY PROXY CARD THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. OCLARO, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends that you vote FOR the following: Vote on Directors 1. Election of Directors: Nominees: 01) Kendall Cowan 02) Greg Dougherty 03) Marissa Peterson Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To conduct an advisory vote on the compensation of our named executive officers. 3. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. For address changes and/or comments, please check this box and write them on the back where indicated. Yes No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2012 Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. PROXY OCLARO, INC. ANNUAL MEETING OF SHAREHOLDERS NOVEMBER 1, 2012 5:00 PM PDT This proxy is solicited by the Board of Directors of Oclaro, Inc. (the “Company”) The undersigned, having received notice of the annual meeting of stockholders and the proxy statement thereof and revoking all prior proxies, hereby appoints Alain Couder, Kate Rundle, and Jerry Turin (each with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on November 1, 2012 at the Company’s headquarters, 2560 Junction Avenue, San Jose, California, and any adjourned or postponed session thereof, and vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present. Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. Unless voting these shares by the Internet or telephone, please vote, date and sign on the reverse side and return promptly in the enclosed postage pre-paid envelope. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes / Comments: (If you noted any Address Changes / Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE